United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Tredegar Corporation
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1100 Boulders Parkway   │     Richmond, Virginia 23225

Annual Meeting of Shareholders

April 30, 2015

To Our Shareholders:

We invite you to attend the Annual Meeting of Shareholders to be held at Willow Oaks Country Club, 6228 Forest Hill Avenue, Richmond, Virginia, on Thursday, June 4, 2015, at 8:30 a.m., Eastern Daylight Time.  A formal notice of the meeting, a proxy statement and a proxy card are enclosed.  You are being asked to consider and act upon each of the following items:

1.	To elect the three directors identified in the enclosed proxy statement to serve until the 2018 annual meeting of shareholders and until their successors are elected and qualified;

2.	To conduct a non-binding advisory vote on the compensation paid by us to our named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2015; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

There are four ways for you to exercise your vote.  You may vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.  If your shares of Tredegar common stock are registered directly in your name with Computershare Investor Services, our transfer agent, you also have the option of voting your shares by telephone or via the Internet.  Finally, you may vote in person at the meeting, even if you return the proxy.

On behalf of our Board of Directors, management and employees of Tredegar Corporation, I thank you for your continued support and confidence in our company.

Sincerely yours,

R. Gregory Williams
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	Thursday, June 4, 2015, at 8:30 a.m., Eastern Daylight Time

PLACE:	Willow Oaks Country Club 6228 Forest Hill Avenue Richmond, Virginia 23225

ITEMS OF BUSINESS:	1.	To elect the three directors identified in the proxy statement to serve as Class II directors until the 2018 annual meeting of shareholders and until their successors are elected and qualified;

	2.	To conduct a non-binding advisory vote on the compensation paid by us to our named executive officers;

	3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

	4.	To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

WHO MAY VOTE:	You may vote if you were a shareholder of record on April 17, 2015.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about April 30, 2015.

By Order of the Board of Directors

A. Brent King
Vice President, General Counsel and Secretary

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS
TREDEGAR CORPORATION

To be held on June 4, 2015

Approximate date of mailing ‒ April 30, 2015

VOTING INFORMATION

The Board of Directors (Board) of Tredegar Corporation, a Virginia corporation (Tredegar, we, our or us), is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, June 4, 2015 (the annual meeting).  This proxy statement and the enclosed proxy card contain information about the items you will be voting on at the annual meeting.

Who may vote?

You may vote if you owned shares of Tredegar common stock on April 17, 2015, the date our Board established for determining shareholders entitled to vote at the annual meeting.  On that date, there were 32,664,801 outstanding shares of Tredegar common stock.  You are entitled to one vote for each share of Tredegar common stock you own.

What are the proposals shareholders will be voting on at the annual meeting?

You will be voting on the following:

•	the election of the three directors identified in this proxy statement to serve as Class II directors until the 2018 annual meeting of shareholders and until their successors are elected and qualified;

•	a non-binding advisory vote on the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the SEC) (also known as a “say-on-pay” vote);

•	the ratification of the appointment of PricewaterhouseCoopers LLP (or PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	the transaction of any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

How do I vote my shares?

You may vote your shares as follows:

●	You may vote in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote your shares by proxy by one of the methods described below. If your shares of Tredegar common stock are registered directly in your name with Computershare Investor Services (or Computershare), our transfer agent, and you desire to vote in person at the annual meeting, you will be able to request a ballot at the annual meeting. If your shares of Tredegar common stock are held in street name with a brokerage firm and you desire to vote in person at the annual meeting, you will need to obtain a legal proxy from the brokerage firm. You should contact your brokerage firm for further information.

●
If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote by mail by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.

●
If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote by telephone (touch-tone phones only) by calling toll-free 1-800-652-VOTE (8683) and following the instructions.  Please have your control number located on the enclosed proxy card available when you call.

●
If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote via the Internet by accessing the web page www.investorvote.com/TG and following the on-screen instructions.  Please have your control number located on the enclosed proxy card available when you access the web page.

If your shares of Tredegar common stock are held in street name with a brokerage firm, you may vote by completing, signing and returning the voting instruction form provided by your broker.  You may also be able to vote by telephone or via the Internet if your broker makes these methods available.  Please see the voting instruction form provided by your broker.

What constitutes a quorum for the annual meeting?

A quorum is a majority of the outstanding shares of Tredegar common stock, present in person or represented by proxy at the annual meeting.  Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter at the annual meeting are included in determining the number of shares present.  Shares held of record by a broker or its nominee that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present.  A quorum is necessary to conduct business at the annual meeting.

What items will be voted on at the annual meeting?

Proposal	Voting Choices, Board Recommendation and Voting Requirement
Proposal 1 – Election of Directors
Voting Choices
• Vote in favor of a nominee;
• Vote against a nominee; or
• Abstain from voting on a nominee.

Board Recommendation
The Board recommends a vote “FOR” each of the nominees named in the proxy statement.

Voting Requirement
Directors will be elected by a majority of the votes cast.  A majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee.  Abstentions and broker non-votes will have no effect on the outcome.

Any director who receives a greater number of votes “AGAINST” his election than votes “FOR” such election will promptly tender his resignation to the Board in accordance with Tredegar’s Governance Guidelines.  The Nominating and Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation. The full Board will consider all factors it deems relevant to the best interests of Tredegar, make a determination and publicly disclose its decision and, if such resignation is rejected, the rationale behind the decision, within 90 days after certification of the election results.

Proposal 2 – Non-binding advisory vote on the compensation paid by us to our named executive officers
Voting Choices
• Vote in favor of the non-binding advisory vote on NEO compensation;
• Vote against the non-binding advisory vote on NEO compensation; or
• Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The non-binding advisory vote on the compensation paid by Tredegar to our named executive officers will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”  Abstentions and broker non-votes will have no effect on the outcome.

Proposal 3 – Ratification of the Selection of Independent Registered Public Accounting Firm
Voting Choices
• Vote in favor of the ratification;
• Vote against the ratification; or
• Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”  Abstentions and broker non-votes will have no effect on the outcome.

Will my shares be voted if I do not return my proxy?

If you are a Tredegar shareholder whose stock is registered directly in your name with Computershare, our transfer agent, and you do not provide your signed proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement and will not be voted.

If you are a Tredegar shareholder whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker.  Whether the broker may vote your shares depends on the proposals before the meeting.  Under the rules of the New York Stock Exchange (or the NYSE), your broker may vote your shares in its discretion on “routine matters.”  The ratification of the appointment of the independent registered public accounting firm (Proposal 3) is a routine matter on which brokers are permitted to vote on behalf of their clients if their clients do not furnish voting instructions with respect to this matter.

The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.”  When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal.  This is called a “broker non-vote.”  Under the rules of the NYSE, the election of directors (Proposal 1) and the non-binding advisory vote on the compensation paid by us to our named executive officers (Proposal 2) are each considered non-routine matters.  In order to avoid a broker non-vote of your shares on these proposals, you must send voting instructions to your broker.

Can I change or revoke my vote?

You may change or revoke your proxy at any time before it is voted at the annual meeting.  You can change or revoke your proxy by (1) voting in person at the annual meeting, (2) delivering another later-dated proxy or (3) notifying Tredegar’s Corporate Secretary in writing that you want to change or revoke your proxy.  Attendance at the annual meeting will not by itself revoke a proxy.

What happens if I do not specify a choice when returning a proxy?

All signed proxies that have not been revoked will be voted at the annual meeting.  If your proxy contains any specific voting instructions, they will be followed.  However, if you sign and return your proxy without providing specific voting instructions, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections.  If no specific instruction is given or selection made, it is intended that all proxies signed and returned will be voted in the manner recommended by our Board as disclosed in this proxy statement.  As to any other business that may properly come before the annual meeting, the individuals designated on the proxy card will vote the shares of Tredegar common stock represented by the proxy card in the manner as our Board may recommend or otherwise in the proxyholders’ discretion.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you have multiple accounts with our transfer agent, Computershare, or with one or more brokerage firms.  To vote all your shares, you will need to sign and return all proxy cards.  We encourage you to consolidate your accounts with the same name and address with Computershare in a single account whenever possible.  For additional information, please contact our transfer agent at 1-800-622-6757.

Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone.  We have engaged Alliance Advisors, LLC (or Alliance) to solicit proxies from brokers, nominees, fiduciaries and other custodians.  We will pay Alliance $5,000 for its services and will reimburse Alliance for its out‑of‑pocket expenses, including mailing, copying, phone calls, faxes and other matters, and will indemnify Alliance against any losses arising out of that firm’s proxy soliciting services on our behalf.

How do I communicate with the Board of Directors?

Our Board has unanimously approved a process for shareholders and other interested parties to send communications to our Board and individual directors.  Shareholders can communicate in writing to our Board and, if applicable, any Board Committee or specified individual directors by either mailing communications c/o Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225, Attention: Corporate Secretary, or by sending an e-mail to the following address:  directors@tredegar.com.  As noted elsewhere in this proxy statement, you may use these same means to communicate with the independent directors (individually or as a group).  We will forward communications to the intended recipient(s), although we screen mail for security purposes.

Where can I find Tredegar’s corporate governance materials?

Our Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Strategic Finance Committee are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into other filings we make with the SEC.

How may I obtain Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other financial information?

Unless you have given specific instructions that you prefer to receive your materials electronically, we have enclosed a copy of our 2014 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (2014 Form 10-K).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2015

The proxy statement and the 2014 Annual Report are available at www.tredegar.com under “Investors.”

Shareholders may request additional copies of the 2014 Form 10-K (including the financial statements and financial statement schedules), without charge, from:

Tredegar Corporation
Attention:  Investor Relations
1100 Boulders Parkway
Richmond, Virginia  23225
1-800-411-7441
invest@tredegar.com

We will deliver a list of exhibits to the 2014 Form 10-K, showing the cost of each, with the copy of the 2014 Form 10-K.  We will provide any of the exhibits upon payment of the charge noted on the list.  Exhibits to the 2014 Form 10-K are also available on the SEC’s website at www.sec.gov.

May shareholders ask questions at the annual meeting?

Yes.  At the end of the annual meeting, we will give shareholders attending the meeting the opportunity to ask questions.

Is it possible to receive future mailings electronically?

Yes.  If your shares of Tredegar common stock are registered in your name with Computershare and you are interested in receiving future shareholder communications electronically rather than receiving paper copies, you should vote your shares using the Internet voting option and follow the instructions provided.  When future shareholder communications become available, you will receive an e-mail letting you know that you may access and download the documents from Tredegar’s website at www.tredegar.com.  Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to us at Tredegar’s headquarters.  If your shares of Tredegar common stock are held in street name with a brokerage firm, you should refer to the information provided by your broker and follow the instructions on how to receive future shareholder communications electronically, if this option is provided.

What if I have questions for Tredegar’s transfer agent?

You can contact our transfer agent directly with questions concerning stock certificates, dividend checks, transfer of ownership, our dividend reinvestment and stock purchase plan or other matters relevant to your Tredegar shareholder account at:

Computershare Investor Services
P. O. Box 30170
College Station, TX  77842-3170
1-800-622-6757
web.queries@computershare.com

Can I access my Tredegar account online?

Yes.  If you are a shareholder of record, you can access your Tredegar shareholder account online via Computershare’s Investor Centre at www.computershare.com/investor, a service provided by our transfer agent.  This service makes it easy and convenient to get current information on your shareholder account, such as:

• Review share balances	• Review dividend payment history

• Review certificate history	• Enroll in our dividend reinvestment plan

• Review 1099 tax information	• Request direct deposit of dividends

• Change mailing address	• Obtain shareholder forms and instructions

You may also access this site by visiting our website at www.tredegar.com and selecting “IR Contacts” under “Investors.”  If you have any questions or need assistance, please contact Computershare’s Shareholder Services Group at 1‑800‑622‑6757.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is divided into three classes of directors.  Each class of directors customarily serves for three years and until their successors are elected and qualified.  The term for each class is staggered so that one class is elected at each annual meeting.  Certain circumstances could cause the terms of our directors to vary and the classes of directors to change if a director is elected for less than a three-year term.

On February 19, 2014, Tredegar entered into an agreement (or the Agreement) with Mr. John D. Gottwald, a director of Tredegar, Mr. William M. Gottwald, a director of Tredegar and Vice Chairman of the Board, and Mr. Floyd D. Gottwald, Jr. (together, the Gottwald Group) that, among other things, contains provisions relating to the size and composition of the Board and its committees and the nominees for election of directors of Tredegar at the 2015 annual meeting.  During the term of the Agreement, the Gottwald Group agrees to certain standstill restrictions (subject to conditions), agrees to vote all of its shares of common stock for director nominees recommended by the Board, and agrees to be present, in person or by proxy, at all duly held meetings of the shareholders.  The Agreement further provides that, immediately following the 2015 annual meeting, the Bylaws will be amended to reduce the size of the Board from eleven to ten directors.  Except as otherwise provided in the Agreement, the Agreement will terminate at 11:59 p.m. on the date that Tredegar holds its 2015 annual meeting.

The terms of Messrs. Donald T. Cowles, George C. Freeman, III, William M. Gottwald and R. Gregory Williams will expire at the 2015 annual meeting.  Mr. Donald T. Cowles will retire from the Board when his term expires as of the 2015 annual meeting.  Upon the recommendation of the Nominating and Governance Committee, the Board has nominated and recommended Messrs. George C. Freeman, III, William M. Gottwald and R. Gregory Williams for election at the 2015 annual meeting as Class II directors to serve three-year terms expiring at the 2018 annual meeting.

Should all the nominees be elected to our Board, the director classes after the 2015 annual meeting will be as follows:

Class I Terms expiring at 2017 annual meeting	Class II Terms expiring at 2018 annual meeting	Class III Terms expiring at 2016 annual meeting
George A. Newbill Kenneth R. Newsome Gregory A. Pratt Carl E. Tack, III	George C. Freeman, III William M. Gottwald R. Gregory Williams	John D. Gottwald Thomas G. Snead, Jr. Nancy M. Taylor

Our Board recommends that you vote “FOR” all of the nominees.

TREDEGAR’S BOARD OF DIRECTORS

Integrity and honesty are core values of Tredegar.  As a result, our directors must be persons of the utmost integrity who possess the highest standards of business and professional conduct.  We believe that each of our directors and nominees has these and other key attributes that are important to an effective board, including candor, analytical skills, business acumen, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on our Board and its committees.  These characteristics are emphasized in the evaluation and recruitment of new directors.

Following is certain biographical and professional information, including information regarding each director’s or nominee’s specific experience, qualifications, attributes or skills that led to the conclusion that the individual should serve as a Tredegar director, concerning the nominees as well as the directors whose terms of office will continue after the annual meeting:

George C. Freeman, III Age: 51 Director since 2011 Current term expires 2015

Chief Executive Officer of Universal Corporation, an international leaf tobacco merchant (Universal), since April 1, 2008, Chairman of Universal since August 5, 2008, and President of Universal since December 12, 2006.

Other directorship:  Universal (NYSE:  UVV).

The Board has concluded that Mr. Freeman should serve as a director based on his strong executive management and leadership skills, his financial expertise and his extensive knowledge of international business, risk oversight and corporate governance.

John D. Gottwald Age: 60 Director since 1989 Current term expires 2016

Retired, having served previously as President and Chief Executive Officer of Tredegar from March 1, 2006 until January 31, 2010, and as Chairman of the Board of Tredegar from September, 2001 until February, 2008.

The Board has concluded that Mr. Gottwald should serve as a director based on his significant knowledge and understanding of Tredegar and its businesses and his significant experience and expertise in the leadership of global manufacturing companies.

William M. Gottwald Age: 67 Director since 1997 Current term expires 2015

Vice Chairman of the Board of Tredegar, having served previously as Chairman of the Board of Directors of Albemarle Corporation (NYSE:  ALB), a specialty chemicals company (Albemarle), from 2001 until 2008.

The Board has concluded that Mr. Gottwald should serve as a director based on his significant experience and expertise in the leadership of global manufacturing companies.

George A. Newbill Age: 72 Director since 2008 Current term expires 2017

Retired, having served previously as Executive Vice President of Albemarle from August, 2007 until February 29, 2008, and as Senior Vice President – Manufacturing Operations of Albemarle from January, 2004 until August, 2007.

The Board has concluded that Mr. Newbill should serve as a director based on his extensive experience in global manufacturing operations and operational excellence, since integrating processes in our manufacturing subsidiaries is an important factor of our success.

Kenneth R. Newsome Age: 55 Director since 2014 Current term expires 2017

President and CEO of AMF Bakery Systems, Inc., a leading manufacturer of high speed industrial baking equipment, since 1996.

The Board has concluded that Mr. Newsome should serve as a director based on his manufacturing expertise and significant leadership and management skills acquired as the chief executive of a global manufacturing company.

Gregory A. Pratt Age: 66 Director since 2014 Current term expires 2017

CEO and President of Carpenter Technology Corporation (Carpenter) (NYSE:  CRS) since November 2014, having served previously as Interim CEO and President of Carpenter from September, 2009 to July, 2010.  Mr. Pratt has served as Chapter Chairman of the National Association of Corporate Directors, a non-profit organization focused on improving boardroom governance, since 2007.

Other directorship:  Carpenter, where Mr. Pratt serves as Chairman of the Board.  Carpenter develops, manufactures and distributes cast/wrought and powder metal stainless steels and specialty alloys.

The Board has concluded that Mr. Pratt should serve as a director based on his financial and manufacturing expertise and leadership and management skills acquired as the chief executive of a large public company.

Thomas G. Snead, Jr. Age: 61 Director since 2013 Current term expires 2016

Retired, having served previously as President of Wellpoint, Inc., Southeast Region, a managed care and health insurance company, from December, 2004 until his retirement in January, 2006.

Other directorship:  Xenith Bankshares, Inc. (NASDAQ CM:  XBKS), a holding company for a Virginia banking corporation, where Mr. Snead serves as Chairman of the Board.

The Board has concluded that Mr. Snead should serve as a director based on his significant executive, financial and operations experience at a complex and highly regulated public company.  His extensive background in corporate strategy, finance, accounting and operations allows Mr. Snead to provide valuable insight.  In addition, he brings public company board experience gained from his service on other public company boards.

Carl E. Tack, III Age: 59 Director since 2014 Current term expires 2017

Adjunct Professor, College of William and Mary, Mason School of Business and Marshall Wythe School of Law since July, 2013, having served previously as Managing Partner, Delta Partners Group, from December, 2010 until May, 2012, Lecturer (Finance) at Imperial College London from January, 2010 until May, 2010, Executive in Residence, London Business School, from January, 2010 until June, 2011, and Managing Director, Deutsche Bank, from June, 1996 until April, 2009.

The Board has concluded that Mr. Tack should serve as a director based on his significant corporate finance and corporate strategy expertise acquired through his 24 years of experience as an investment banker working with companies engaged in a variety of industries and global markets.

Nancy M. Taylor Age: 55 Director since 2010 Current term expires 2016

President and Chief Executive Officer of Tredegar since January 31, 2010, having served previously as Executive Vice President of Tredegar from January 1, 2009 until January 31, 2010, President of Tredegar Film Products from April 5, 2005 until January 31, 2010, and Senior Vice President of Tredegar from November 1, 2004 until January 1, 2009.

Other directorship:  Lumber Liquidators Holdings, Inc. (NYSE:  LL), the largest specialty retailer of hardwood flooring in North America.

The Board has concluded that Ms. Taylor should serve as a director based on her significant knowledge and understanding of Tredegar and its businesses, her knowledge of the complex issues facing global manufacturing companies and to enhance Tredegar’s ability to respond to such issues.

R. Gregory Williams Age: 62 Director since 2002 Current term expires 2015

President of CCA Financial Services, LLC, a technology equipment leasing company, since 1984, and Chairman of the Board of Tredegar since May 18, 2010.

The Board has concluded that Mr. Williams should serve as a director based on his strong background in finance and accounting, particularly with regard to his oversight of financial and audit structures.

On the recommendation of the Nominating and Governance Committee (or the Governance Committee), our Board has affirmatively determined that, except for Ms. Taylor, all of our directors and our nominees are independent, as that term is defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

Our Board has adopted, as part of our Governance Guidelines, categorical standards to assist it in making these independence determinations.  All of the directors and the nominees identified as “independent” in this proxy statement meet these categorical standards, which are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

BOARD COMMITTEES

The following table provides an overview of the membership, principal functions and number of meetings held in 2014 of all current and former committees of our Board.  Each of our current standing committees, Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Strategic Finance Committee of our Board, operates under a charter approved by our Board.  Those committee charters are available on our website.  See “Voting Information ‒ Where can I find Tredegar’s corporate governance materials?” on page 5 of this proxy statement.  Each of the committees periodically reviews its respective committee charter and, if appropriate, recommends revisions thereto to our Board.

Committee and Members	Principal Functions*	Number of Meetings in 2014
AUDIT: Donald T. Cowles** George C. Freeman, III Kenneth R. Newsome Gregory A. Pratt R. Gregory Williams
Reviews and oversees financial reporting, policies, procedures and internal controls

Retains independent registered public accounting firm

Oversees activities of independent registered public accounting firm

Oversees internal audit function

Oversees legal and regulatory compliance and adherence to our Code of Conduct

Reviews and approves, if appropriate, related person transactions

Receives from and discusses with independent registered public accounting firm written disclosures as to independence

Prepares the Audit Committee report for inclusion in the annual proxy statement

Establishes procedures for complaints received regarding our accounting, internal accounting controls and auditing matters

6

* We recommend that shareholders review the charters for our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Strategic Finance Committee for a full description of the respective committee’s responsibilities.

** Committee Chairperson

Committee and Members	Principal Functions*	Number of Meetings in 2014
EXECUTIVE COMPENSATION: Donald T. Cowles William M. Gottwald George A. Newbill** Kenneth R. Newsome Thomas G. Snead, Jr. Carl E. Tack, III
Approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates our Chief Executive Officer’s performance in light of those goals and objectives

Determines and approves Chief Executive Officer compensation, including base salary and incentive awards

Approves the salaries and incentive awards of executive officers

Grants awards under our equity incentive plans

Reviews compensation programs to confirm they do not encourage unnecessary risk-taking

Retains compensation consultants, legal counsel and any other advisors to the Committee

Reviews and recommends for approval by the Board Tredegar’s approach with respect to the advisory vote on executive compensation (say-on-pay) and how frequently Tredegar should permit shareholders to have a say-on-pay

Reviews and discusses with our management the Compensation Discussion and Analysis

Based on such review and discussion, determines whether to recommend to our Board that the Compensation Discussion and Analysis be included in the annual proxy statement

Prepares the Executive Compensation Committee report for inclusion in the annual proxy statement

9

* We recommend that shareholders review the charters for our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Strategic Finance Committee for a full description of the respective committee’s responsibilities.

** Committee Chairperson

Committee and Members	Principal Functions*	Number of Meetings in 2014
NOMINATING AND GOVERNANCE: George C. Freeman, III John D. Gottwald Gregory A. Pratt** Thomas G. Snead, Jr.
Reviews the size and composition of our Board to ensure a balance of appropriate skills and characteristics

Develops criteria for director nominees

Recruits new directors, considers director nominees recommended by shareholders and others and recommends nominees for election as directors, all in accordance with the director selection criteria

Makes recommendations regarding term of office and classification and approves compensation of directors, including the compensation of our Chairman and any Vice Chairman

Reviews our Code of Conduct, Governance Guidelines and other governance matters, and makes sure policies are properly communicated and consistently enforced

Makes recommendations regarding composition of our Board committees

Recommends actions to increase our Board’s effectiveness

4
STRATEGIC FINANCE: George C. Freeman, III** Gregory A. Pratt Carl E. Tack, III R. Gregory Williams
Makes recommendations regarding capital structure and financial management, including the prudent use of leverage to enhance shareholder value

Makes recommendations regarding the dividend policy and the declaration of dividends or other forms of distributions of stock

Makes recommendations regarding the repurchase of stock

Makes recommendations regarding short-term and long-term borrowings

Makes recommendations regarding the registration and issuance of debt or equity securities (except in the case of the issuance of debt or equity securities in connection with a merger or acquisition transaction)

Reviews and evaluates strategies to create additional value for shareholders

5

* We recommend that shareholders review the charters for our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Strategic Finance Committee for a full description of the respective committee’s responsibilities.

** Committee Chairperson

COMPENSATION OF DIRECTORS

The following table presents information relating to total compensation of our directors, other than the Chief Executive Officer, for the fiscal year ended December 31, 2014.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards		Change in Pension Value and Non- qualified Deferred Compensation Earnings		Total (2)
	($)	($)	($)		($)		($)
Austin Brockenbrough, III(3)	$27,583	$21,081	$0		$0		$48,665
Donald T. Cowles	$79,626	$56,466	$0		$0		$136,092
George C. Freeman, III	$85,541	$56,466	$0		$0		$142,007
John D. Gottwald	$63,355	$56,466	$0	(4)	$210,906	(5)	$330,727
William M. Gottwald	$64,154	$56,466	$0		$0		$120,619
George A. Newbill	$74,154	$56,466	$0		$0		$130,619
Kenneth R. Newsome(6)	$63,092	$48,780	$0		$0		$111,872
Gregory A. Pratt(6)	$69,723	$48,780	$0		$0		$118,503
Thomas G. Snead, Jr.	$68,382	$56,466	$0		$0		$124,847
Carl E. Tack, III(6)	$61,796	$48,780	$0		$0		$110,576
R. Gregory Williams	$106,291	$88,949	$0		$0		$195,240

(1)	As part of his 2014 annual retainer, each non-employee director received quarterly grants of Tredegar common stock under the Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan (or the 2004 Plan). Each non-employee director received a number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $14,125 for their service on the Board, with the Chairman of the Board receiving an additional number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $8,125, both based on the closing price of Tredegar common stock as reported on the NYSE on the dates of grant. The following table indicates the respective dates of grant, the number of shares received and the closing price of Tredegar common stock for each such grant received:

Date of Grant	Non-Employee Director Shares	Chairman of the Board Shares	Closing Price
March 31, 2014 (a)	613	353	$23.01
June 30, 2014 (b)	603	347	$23.41
September 30, 2014	767	441	$18.41
December 31, 2014	628	361	$22.49

(a)	Except Messrs. Kenneth R. Newsome, Gregory A. Pratt, and Carl E. Tack, III, who each received 279 shares of Tredegar common stock on March 31, 2014, representing a pro rated number of shares from their election to the Board (February 19, 2014) until March 31, 2014.

(b)	Except Mr. Austin Brockenbrough, III, who received 298 shares of Tredegar common stock on June 30, 2014, representing a pro rated number of shares from April 1, 2014 until his retirement from the Board (May 15, 2014).

The amounts set forth in the Director Compensation Table represent the grant date fair value computed in accordance with FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation, for the shares of Tredegar common stock awarded to each non-employee director identified above under the terms of the 2004 Plan during the fiscal year ended December 31, 2014, based on the closing price of Tredegar common stock as reported on the NYSE on the respective dates of grant noted above.  There were no unvested stock awards or option awards as of December 31, 2014, except for Mr. John Gottwald, whose outstanding awards are described in footnote (4) below.

(2)	This amount includes a pro rated retainer for those Board members who served on the Executive Committee and the Investment Policy and Related Person Transactions Committee, which committees were dissolved by the Board on February 19, 2014.

(3)	Mr. Brockenbrough retired from the Board immediately following the 2014 Annual Meeting of Shareholders.

(4)	Mr. Gottwald had 200,000 stock options outstanding on December 31, 2014. The options have vested, and Mr. Gottwald exercised 100,000 on January 26, 2015 and 100,000 expire on February 18, 2016.

(5)	The actuarial present value of Mr. Gottwald’s benefit under the Tredegar Corporation Retirement Benefit Restoration Plan (or the Restoration Plan) increased by $82,743 and his benefit under the Tredegar Corporation Retirement Income Plan (or the Pension Plan) increased by $128,163. These amounts represent the change in actuarial present value in the above plans from December 31, 2013 to December 31, 2014. Benefit accruals and the benefit available under the Restoration Plan were frozen as of December 31, 2005.

(6)	Messrs. Newsome, Pratt and Tack were elected to the Board on February 19, 2014.

Components of Director Compensation

The Nominating and Governance Committee determines and approves director compensation, except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee.  Under its charter, our Nominating and Governance Committee may delegate these responsibilities to a subcommittee of the Committee created and approved by our Nominating and Governance Committee.  Any such subcommittee must be composed entirely of independent directors and operate under a written charter.

For 2014, non-employee directors and committee members received the following annual retainers, payable in equal quarterly installments in arrears, for their service on Tredegar’s Board:

Non-Employee Director	$113,000
Chairman of the Board	$65,000
Audit Committee Chairperson	$16,000
Non-Chair Member of the Audit Committee	$9,500
Executive Compensation Committee Chairperson	$11,000
Non-Chair Member of the Executive Compensation Committee	$7,000
Nominating and Governance Committee Chairperson	$7,500
Non-Chair Member of the Nominating and Governance Committee	$4,500
Strategic Finance Committee Chairperson(1)	$15,000
Non-Chair Member of the Strategic Finance Committee(1)	$8,000
Executive Committee Chairperson(2)	$9,000
Non-Chair Member of the Executive Committee(2)	$4,500
Member of the Investment Policy and Related Person Transactions Committee(2)	$625

(1)	The Strategic Finance Committee was created by the Board on December 18, 2013, and this annual retainer was approved by the Nominating and Governance Committee at its February 2014 meeting.

(2)	The Executive Committee and the Investment Policy and Related Person Transactions Committee were dissolved by the Board on February 19, 2014. Amounts paid to members of these Committees in 2014 were prorated as of the date of dissolution.

The retainer for non-employee directors and Chairman of the Board was paid 50% in the form of cash and 50% in the form of a stock award under the 2004 Plan.  The stock award was determined based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant.  Each quarterly stock award became fully vested and transferable immediately upon the date of grant.

Retainers for our Chairman of the Board and committee chairpersons and members commenced after our Board elected members to these positions.

Outside Director Stock Ownership Guidelines

Under Tredegar’s Outside Director Stock Ownership Guidelines, all of our non-employee directors are to achieve ownership of Tredegar common stock in an amount equal to at least three times that director’s base annual cash retainer.  Directors have three years from their election to the Board to satisfy 50% of the requirement and six years to satisfy the full requirement.  All of our directors, with the exception of Mr. Freeman, who joined the Board following his election at the 2011 annual meeting, Mr. Snead, who joined the Board following his election at the 2013 annual meeting, and Messrs. Newsome, Pratt and Tack, who joined the Board on February 19, 2014, have satisfied the full stock ownership requirement.  Messrs. Freeman and Snead have satisfied the three-year, 50% requirement.

BOARD MEETINGS, MEETINGS OF NON-MANAGEMENT DIRECTORS AND BOARD COMMITTEES

Our Board held six meetings in 2014.  Each director attended at least 82% of the aggregate of (1) the total number of Board meetings held during 2014 while he or she was a director and (2) the total number of meetings of all committees of the Board on which the director then served.  In 2014, the committees of the Board included the four current standing committees, the Executive Committee, the Investment Policy and Related Person Transactions Committee and the Special Committee.  Pursuant to the Agreement, the Board dissolved the Executive Committee, Investment Policy and Related Person Transactions Committee and the Special Committee on February 19, 2014.

The non-management directors of our Board, who are all independent, meet regularly in private session.  The Chairman of the Board chairs the meetings of independent directors, as provided in our Governance Guidelines.  During these meetings, the Chairman of the Board has the power to lead the meeting and set the agenda, but all non-management directors are encouraged to and do suggest topics for discussion and identify materials and other information for review.

Shareholders and other interested persons may contact the independent directors (individually or as a group) or the Chairman (individually) in writing through one of the means described under “Voting Instructions ‒ How do I communicate with the Board of Directors?” on page 5 of this proxy statement.

Executive Compensation Committee Matters

Our Executive Compensation Committee currently consists of Messrs. George A. Newbill (Chairman), Donald T. Cowles, William M. Gottwald, Kenneth R. Newsome, Thomas G. Snead, Jr., and Carl E. Tack, III.  The principal functions of our Executive Compensation Committee are more fully described under “Board Committees – Executive Compensation” on page 13 of this proxy statement and “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement and in the Executive Compensation Committee Charter, which is available on our website.  See “Voting Information ‒ Where can I find Tredegar’s corporate governance materials?” on page 5 of this proxy statement.

All of the members of our Executive Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (or the Exchange Act)), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code), and “independent directors” (within the meaning of the current NYSE listing standards and Tredegar’s Governance Guidelines).  No Executive Compensation Committee member is a current or former employee of Tredegar or any of our subsidiaries.

Executive Compensation Committee Interlocks and Insider Participation

No member of our Executive Compensation Committee was at any time an officer or employee of Tredegar.  None of our executive officers serves as a director or member of a compensation committee (or other committee of a board performing equivalent functions) of another entity where an executive officer of such entity served as a director of Tredegar or on our Board’s Executive Compensation Committee.

Audit Committee Matters

Our Audit Committee currently consists of Messrs. Donald T. Cowles (Chairman), George C. Freeman, III, Kenneth R. Newsome, Gregory A. Pratt and R. Gregory Williams.  The principal functions of our Audit Committee are more fully described under “Board Committees – Audit” on page 12 of this proxy statement and “Report of the Audit Committee” beginning on page 58 of this proxy statement and in the Audit Committee Charter, which is available on our website.  See “Voting Information – Where can I find Tredegar’s corporate governance materials?” on page 5 of this proxy statement.

Upon the recommendation of our Nominating and Governance Committee, our Board has determined that each member of our Audit Committee is independent of management and free of any relationships that, in the opinion of our Board, would interfere with the exercise of independent judgment and is independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and rules thereunder, as incorporated into the listing standards of the NYSE, and in accordance with the Audit Committee Charter and our Governance Guidelines.

Our Board has determined that Messrs. George C. Freeman, III, Kenneth R. Newsome, Gregory A. Pratt and R. Gregory Williams are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  Our Board has further determined that each of the members of our Audit Committee is financially literate and that, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Our Audit Committee has adopted written procedures for pre-approving certain audit and permissible non-audit services provided by our independent registered public accounting firm.  These procedures include reviewing a budget for audit and permissible non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of audit and permissible non-audit services and to engage the independent registered public accounting firm for any audit and permissible non-audit services not included in the budget.  For both types of pre-approval, our Audit Committee considers whether such services are consistent with the SEC rules on auditor independence.  Our Audit Committee may delegate pre-approval authority to the Chairperson of our Audit Committee.  Our Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by our Audit Committee.

Nominating and Governance Committee Matters

Our Nominating and Governance Committee currently consists of Messrs. Gregory A. Pratt (Chairman), George C. Freeman, III, John D. Gottwald and Thomas G. Snead, Jr.

The functions of our Nominating and Governance Committee include identifying, recruiting and recommending director candidates for nomination by our Board and determining and approving director compensation (except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee).  Our Nominating and Governance Committee’s principal functions are more fully described under “Board Committees – Nominating and Governance” on page 14 of this proxy statement and in the Nominating and Governance Committee Charter, which is available on our website.  See “Voting Information – Where can I find Tredegar’s corporate governance materials?” on page 5 of this proxy statement.

All members of our Nominating and Governance Committee are independent, as defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

Strategic Finance Committee Matters

Our Strategic Finance Committee currently consists of Messrs. George C. Freeman, III (Chairman), Gregory A. Pratt, Carl E. Tack, III, and R. Gregory Williams.

The functions of our Strategic Finance Committee include reviewing and making recommendations to the Board regarding Tredegar’s capital structure and financial management, dividend policy, repurchase of stock, short-term and long-term borrowings, the issuance of debt or equity securities and strategies to create additional value for shareholders.  Our Strategic Finance Committee’s principal functions are more fully described under “Board Committees – Strategic Finance” on page 14 of this proxy statement and in the Strategic Finance Committee Charter, which is available on our website.  See “Voting Information – Where can I find Tredegar’s corporate governance materials?” on page 5 of this proxy statement.

All members of our Strategic Finance Committee are independent, as defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently composed of eleven directors, ten of whom our Board has affirmatively determined are independent under the general independence standards of the NYSE and our Governance Guidelines.  The primary mission of our Board is to represent and protect the interests of our shareholders by overseeing management and acting in the best interests of Tredegar and our shareholders.

As provided in our Governance Guidelines, our Board has an independent, non-management Chairman whose duties and responsibilities are separate and distinct from those of our Chief Executive Officer.  We believe that the separation of the Chairman and Chief Executive Officer roles is appropriate and in the best interests of Tredegar and our shareholders at this time.  We believe the separation of the Chairman and the Chief Executive Officer roles, together with our Board, which is comprised almost entirely of independent directors, and our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Strategic Finance Committee, which are comprised entirely of independent directors, helps provide effective oversight of management, and facilitates the relationship between our Board and management in overseeing and managing the material risks facing Tredegar.  This system of checks and balances helps ensure that key decisions made by our management team, including the Chief Executive Officer, are reviewed and subject to oversight.

Risk Management

Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Management regularly reports to our Board on operating and other risks.  Management has also established enterprise risk management project teams in Corporate, Film Products and Bonnell Aluminum.  Management reports on the activities of these teams to our Board annually.

While our Board is ultimately responsible for risk oversight at Tredegar, various Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar and its subsidiaries, and also assists the Board in overseeing our internal auditing and compliance functions.  The Audit Committee is responsible for discussing with management Tredegar’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including Tredegar’s risk assessment and risk management policies.  The Nominating and Governance Committee oversees risks associated with our Governance Guidelines, including compliance with listing standards for independent directors.  The Executive Compensation Committee oversees risks associated with our executive compensation programs.  During 2014, management prepared an analysis of Tredegar’s compensation policies and procedures for the Executive Compensation Committee to assist it in determining whether risks and rewards were properly balanced under Tredegar’s compensation programs.  See “Risk Analysis of Executive Compensation Program” beginning on page 42 of this proxy statement.

Code of Conduct

Our Code of Conduct applies to our officers, employees and directors, including our Chief Executive Officer, our Chief Financial Officer and our Principal Accounting Officer and Controller.  We have always conducted our business in accordance with the highest standards of conduct.  Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us.  Equally important are honesty, integrity and fairness in our business operations and in our dealings with others.  Diligently applying these standards makes good business sense and allows us to earn the trust and respect of our shareholders, employees, customers, suppliers, regulators and the communities in which we operate.  We have provided employees, customers and suppliers with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline provided by a third-party vendor.  Our Code of Conduct reflects the foregoing principles.  Our Code of Conduct is available on our website.  See “Voting Information ‒ Where can I find Tredegar’s corporate governance materials?” on page 5 of this proxy statement.

Governance Guidelines

Our Board has also adopted a set of Governance Guidelines that reflect our governance principles and our long-standing commitment to maintaining high corporate governance standards.  Our Governance Guidelines are available on our website.  See “Voting Information ‒ Where can I find Tredegar’s corporate governance materials?” on page 5 of this proxy statement.

Our Nominating and Governance Committee is responsible for periodically reviewing the Governance Guidelines and the Code of Conduct, and for considering and, as necessary, making recommendations on governance issues that should be addressed by our Board.

Director Attendance at Annual Meeting of Shareholders

Our policy is that directors attend the annual meeting of shareholders.  All of our directors attended the 2014 annual meeting.

Director Continuing Education

We support the attendance of our directors at director education programs sponsored by third parties.  Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies.  We reimburse our directors for tuition and expenses associated with attending these programs.  In addition, from time to time we sponsor internal educational programs for our Board on topics developed in consultation with our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. John D. Gottwald, a director, and William M. Gottwald, a director and the Vice Chairman of the Board, are brothers.  Messrs. John D. Gottwald and William M. Gottwald, together with members of their immediate families (or the Gottwalds), may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act.  Other than the Agreement between Tredegar and the Gottwald Group described on page 7 of this proxy statement, there is no agreement between the Gottwalds with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

Our Audit Committee is responsible for reviewing and approving, if appropriate, related person transactions.  Our Audit Committee operates under a written charter, the relevant provisions of which require it, to the extent not otherwise delegated to another committee comprised solely of independent directors, to review related person transactions for potential conflicts of interest situations.  The Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of Tredegar.

For purposes of this policy:

•	“Related person” means any:

o	director or executive officer of Tredegar;

o	employee of Tredegar or any of our subsidiaries;

o	nominee for director;

o	immediate family member(s) of directors, executive officers, employees or nominees for director; or

o	beneficial owner of more than 5% of Tredegar’s voting securities.

•	“Related person transaction” means a transaction in which Tredegar or any of our subsidiaries is, or is proposed to be, a participant and the amount involved exceeds $120,000, and in which a related person has, had or may have a direct or indirect interest.

•	“Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, employee or beneficial owner of more than 5% of Tredegar’s voting securities.

•	“Transaction” means any financial contract, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar contracts, arrangements or relationships.

STOCK OWNERSHIP

Below is information on the beneficial ownership of Tredegar common stock as of April 1, 2015 by each director, each person nominated for election to the Board, and each executive officer named in the Summary Compensation Table beginning on page 41 of this proxy statement.  The table also shows the beneficial ownership of all directors, nominees and executive officers of Tredegar as a group as of April 1, 2015.

Security Ownership of Management

	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power	Total Number of Shares		Percent of Class(a)
	Outstanding	Options
Directors, Nominees and Certain Executive Officers (b)
Donald T. Cowles	15,833	-	3,000	18,833
George C. Freeman, III	8,242	-	-	8,242
John D. Gottwald	1,887,275	100,000	1,127,613	3,114,888	(c)	9.51%
William M. Gottwald	65,526	-	957,453	1,022,979	(d)	3.13%
Mary Jane Hellyar	22,806	17,050		39,856
A. Brent King	33,688	70,495	-	104,183
George A Newbill	12,118	-	-	12,118
Kenneth R. Newsome	2,979	-	-	-
Kevin A. O'Leary	32,096	67,855	-	99,951
Gregory A. Pratt	2,979	-	-	-
Thomas G. Snead, Jr.	4,581	-	-	4,581
Carl E. Tack, III	2,979	-	-
Nancy M. Taylor	185,725	281,555	30	467,310		1.42%
R. Gregory Williams	19,509	-	2,000	21,509	(e)
All directors, nominees and executive officers as a group (15)(f)(g)	2,305,459	550,185	2,090,096	4,940,805		14.83%

(a)	Unless a specific percentage is noted in this column, each person owns less than 1% of the outstanding shares of Tredegar common stock.

(b)	Some of the shares may be considered to be beneficially owned by more than one person or group listed and are included in the table for each.

(c)	John D. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(d)	William M. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(e)	R. Gregory Williams disclaims beneficial ownership of 2,000 shares of Tredegar common stock.

(f)	The directors and executive officers have sole voting and investment power over their shares, except for those listed under the heading “Number of Shares with Shared Voting and Investment Power,” which are held by or jointly with spouses, by children or in partnerships or trusts. Any shares of Tredegar common stock held under our benefit plans for any director or executive officer are included in the number of shares over which that person has sole voting or investment power. Shares held by the trustees of those plans for other employees are not included.

(g)	Two directors, Messrs. John D. Gottwald and William M. Gottwald, share voting and investment power for 4,935 shares of Tredegar common stock. This overlap in beneficial ownership has been eliminated in calculating the total number of shares and the percentage of class owned by directors, nominees and management as a group.

The table below lists any person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us who beneficially owned more than 5% of the shares of Tredegar common stock as of April 1, 2015.

Security Ownership of Certain Beneficial Owners

Names and Addresses of Beneficial Owners	Number of Shares of Common Stock		Percent of Class
John D. Gottwald William M. Gottwald and Floyd D. Gottwald, Jr.(a) 9030 Stony Point Parkway Richmond, VA 23235	7,354,800	(b)	22.38%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	4,861,199	(c)	14.88%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,687,844	(e)	8.23%
The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	2,528,428	(d)	7.74%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,173,200	(f)	6.65%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,692,267	(g)	5.18%

(a)	Messrs. John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr., together with members of their immediate families, may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Tredegar common stock, except as provided under the Agreement between Tredegar and the Gottwald Group described on page 7 of this proxy statement.

(b)	Based solely on the information contained in Amendment No. 11 to the Schedule 13D filed with the SEC on February 20, 2014.

(c)	Based solely on the information contained in Amendment No. 12 to the Schedule 13D filed with the SEC on September 3, 2014.

(d)	Based solely on the information contained in Amendment No. 6 to the Schedule 13G filed with the SEC on February 13, 2015.

(e)	Based solely on the information contained in Amendment No. 9 to the Schedule 13G filed with the SEC on February 5, 2015.

(f)	Based solely on the information contained in Amendment No. 5 to the Schedule 13G filed with the SEC on January 29, 2015.

(g)	Based solely on the information contained in the Schedule 13G filed with the SEC on February 10, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

 In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our Named Executive Officers (or NEOs) whose compensation is set forth in the 2014 Summary Compensation Table and the other compensation tables contained in this proxy statement.  Tredegar has determined that it has only four “executive officers,” as such term is defined by the SEC.  Our NEOs for 2014 are:

•	Nancy M. Taylor, President and Chief Executive Officer (or CEO);

•	Kevin A. O’Leary, Vice President, Chief Financial Officer and Treasurer;

•	Mary Jane Hellyar, Corporate Vice President and President, Film Products; and

•	A. Brent King, Vice President, General Counsel and Secretary.

We design our executive compensation programs to attract, motivate, and retain the key executives who drive our success.  Our objectives are to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is primarily performance based, with the percentage of an executive’s total compensation opportunity based on our financial performance increasing with the executive’s level of responsibility;

•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhances retention of our executives by subjecting a meaningful portion of their total compensation to multi-year vesting;

•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provides our executives with an opportunity for competitive total pay; and

•	does not encourage our executives to take unnecessary or excessive risks.

Our executive compensation program is designed to tie compensation to both annual and long-term performance.  We do this by making annual and three-year incentive awards, with the amount to be paid under these awards based on our achievement of absolute performance goals established at the time these awards are made.  Under these awards, poor performance leads to little or no actual incentive payment while superior performance leads to significant payments relative to salary levels.

2014 Compensation Highlights

Our executive compensation approach in 2014 continued to focus on linking compensation to our performance and providing short-term and long-term incentive compensation opportunities that reward our executives when they deliver value for our shareholders.  The key actions of our Executive Compensation Committee (or, for purposes of this Compensation Discussion and Analysis section, the Committee) include:

•	Base Salaries – A 10% reduction for our CEO, no adjustment for other NEOs: In December, 2013, the management team proposed, and the Committee agreed, that our NEOs, other than Ms. Taylor, our CEO, would receive no salary increase. At the request of Ms. Taylor, the Committee approved, effective as of January 1, 2014 and continuing through December 31, 2014, a 10% decrease in Ms. Taylor’s annual base salary from $733,278 to $659,950. Ms. Taylor requested the base salary decrease to support our 2014 cost reduction initiatives.

•	Short-Term Incentive Plan – Corporate Payout of 28% of Target: During 2014, the short-term incentive compensation component of our executive compensation program was measured by performance relating to the earnings before interest and taxes (EBIT) and working capital as a percentage of sales (WC%S) objectives established by the Committee, as set forth in our 2014 Short-Term Incentive Plan (or 2014 Cash Incentive Plan). The following results were the basis for payouts to our NEOs under our 2014 Cash Incentive Plan (noting that EBIT results stated below differ from the financial results publicly reported by Tredegar on account of certain adjustments included in the definition of EBIT for the purpose of the Short-Term Incentive Plan (see definition of EBIT on page 33):

o	Film Products’ EBIT decreased $13.2 million to $57.8 million in 2014 as compared to 2013. WC%S increased by 60 basis points to 16.2% in 2014 as compared to 2013. This performance was between the threshold and target level bonus opportunity. However, due to Film Products’ Flexible Packaging films underperforming expectations, the Committee reduced the amount based on financial performance by 50%. As a result, in March of 2015, we paid a short-term incentive cash bonus to Ms. Hellyar at 11% of her target bonus opportunity.

o	Bonnell Aluminum’s EBIT was strong, increasing by $6.3 million to $24.6 million in 2014 as compared to 2013. WC%S improved by 130 basis points to 6.6% in 2014 as compared to 2013. This performance was above the target level bonus opportunity.

o	Consolidated Corporate EBIT decreased by $3.1 million to $69.7 million in 2014 as compared to 2013. Consolidated WC%S improved by 50 basis points to 12.6% as compared to 2013. This performance was between the threshold and target bonus opportunity. As a result, in March of 2015, Corporate NEOs (Ms. Taylor and Messrs. O’Leary and King) were paid short-term incentive cash bonuses of 28% of their target bonus opportunities. This amount included a 50% reduction of the amount based on financial performance due to Film Products’ Flexible Packaging films underperforming expectations.

•	Long-Term Incentive Plan: In 2012, the Committee awarded Performance Units to our NEOs, subject to certain vesting criteria tied to 2014 consolidated EPA goals (discussed below). As the performance criteria for the Performance Units contingent on 2014 EPA were not met, these Performance Units were not earned by any of our NEOs.

Film Products EBIT, Bonnell Aluminum EBIT and Consolidated Corporate EBIT are non-GAAP financial measures.  Please see Note 5 to our Consolidated Financial Statements beginning on page 61 of our 2014 Annual Report on Form 10-K, and Part II, Item 6 on page 16 of our 2014 Annual Report on Form 10-K, which present both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning our financial condition and results of operations.  This information is hereby incorporated by reference into this proxy statement.

Key Compensation Corporate Governance Practices

The Committee and our Nominating and Governance Committee continuously review evolving practices in executive compensation and corporate governance.  We have adopted certain policies and practices that we believe are consistent with industry best practices.

Tredegar Executive Compensation Policies - What we do

✓	We make variable performance compensation a significant component of each executive’s total compensation, with the proportion of compensation allocated to variable performance compensation increasing with the level of responsibility.

✓	We balance short-term and long-term compensation, which discourages short-term risk taking at the expense of long-term results.

✓	We require meaningful stock ownership and retention at levels that increase with responsibility.

✓	We require NEOs to hold stock beyond vesting. NEOs who receive an award of restricted stock must retain such shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) until the sixth anniversary of the date of grant.

✓	The Committee uses an independent executive compensation consultant which reports directly to the Committee and does not provide any services to Tredegar.

✓	We conduct an annual compensation risk review of potential and existing risks arising from our compensation programs and policies and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Tredegar.

✓	We have a claw back policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.

Tredegar Executive Compensation Policies - What we don’t do

X	No hedging transactions on our stock is permitted.

X	No special perquisites are provided to any employee. We do not provide executives with special perquisites such as company cars, personal use of corporate assets or special executive company-funded deferred compensation plans.

X	No employment agreements. We have no employment agreements with any of our executive officers.

X	No stock option re-pricings without shareholder approval or discounted stock options are permitted under our equity incentive plan.

The Role of Shareholder Say-on-Pay Votes

We did not have a “say-on-pay” proposal in last year’s proxy.  At our 2012 annual meeting, we provided our shareholders with the opportunity to cast an advisory vote on the frequency that our shareholders will be asked to cast an advisory vote on the executive compensation paid to our NEOs (say-on-pay frequency vote).  Approximately 62% of the votes cast at our 2012 annual meeting on the say-on-pay frequency proposal voted that we should conduct a “say-on-pay” vote every three years.  The Committee and our Board concluded that our next “say-on-pay” vote will be at our 2015 annual meeting.

Our last “say-on-pay” vote was in 2012, when we provided our shareholders with the opportunity to cast a non-binding advisory vote on the executive compensation paid to our NEOs.  Although the advisory shareholder vote on executive compensation was non-binding, the Committee considered the outcome of the 2012 vote and will consider the outcome of this year’s vote and future votes when making future compensation decisions for NEOs.  At our annual meeting of shareholders held on May 16, 2012, approximately 98% of the votes cast, which, under Virginia law, excludes abstentions and broker non-votes, on the “say-on-pay” proposal approved the compensation of our NEOs while only approximately 2% of the votes were cast against the proposal.  The Committee believes that the 2012 shareholder vote endorsed the compensation philosophy of the Committee.  The Committee did not make any material adjustments to the 2013 or 2014 executive compensation program.  The Committee will consider the “say-on-pay” vote by the shareholders at our 2015 annual meeting and future “say-on-pay” votes by our shareholders in making adjustments to or developing executive compensation programs in the future.

Compensation Philosophy and Objectives

Tredegar has two operating businesses – Film Products and Bonnell Aluminum.  Both businesses operate in highly competitive industries that require outstanding customer service and manufacturing efficiency.  To lead and manage these businesses, we require high-caliber executive talent with strong vision and operational skills.

The objectives of our executive compensation programs are to attract, motivate and retain highly qualified executive officers.  To accomplish these objectives, we rely on a pay strategy that emphasizes performance-based compensation through annual and long-term incentives.  We believe that this pay strategy aligns with our business strategy of generating strong operating results and shareholder value creation while controlling fixed costs.  In this manner, we believe that our executive compensation program supports and reinforces our business objectives and creates a strong link between pay and performance.

Tredegar’s executive compensation philosophy and strategy aims to generally provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the market 50th percentile in order to attract and retain talent while using a balance of fixed and variable pay programs to align actual compensation earned with company performance.  Allocations between short-term and long-term compensation opportunities and between cash and equity awards take into account market data, but may vary over time and among executives.  This variance is desirable to maintain alignment between executive rewards and business priorities and is necessary to reflect both company-specific and individual factors relevant to pay decisions.  Greater detail regarding these company-specific and individual factors is included in this discussion.

Process and Procedure for Determining Compensation of Executive Officers

The primary role of the Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers, including the NEOs.  The Committee has the overall responsibility to evaluate the performance of and determine the compensation of our Chief Executive Officer and approve the compensation structure for our other executive officers.  Our Chief Executive Officer makes specific recommendations to the Committee regarding the compensation of our other executive officers based on the compensation structure approved by the Committee.  After review and discussion, the Committee gives its final approval of the compensation for our other executive officers.  The Committee reports regularly to our Board on matters relating to the Committee’s actions.

Under its charter, the Committee has the authority to engage compensation consultants to assist the Committee in fulfilling its responsibilities.  The Committee has engaged Pearl Meyer & Partners (or Pearl Meyer), a nationally-recognized compensation consulting firm, as its outside advisor for executive compensation.  Pearl Meyer reports directly to the Committee, and the scope of its work is directed by the Committee.  In retaining Pearl Meyer, the Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

In 2013, upon the Committee’s request, Pearl Meyer conducted a competitive market study of executive compensation levels for our NEOs.  The study included compensation data as disclosed in peer company proxy statements as well as survey compensation data published in the fall of 2013.  The peer group used in developing proxy-disclosed pay is set forth below:

HB Fuller Co.	Spartech Corp.	Innospec Inc.
Griffon Corporation	Chart Industries Inc.	Tennant Company
Kraton Performance Polymers Inc.	Quanex Building Products Corporation	Calgon Carbon Corporation
Kaiser Aluminum Corporation	Buckeye Technologies Inc.	Rogers Corporation
EnPro Industries, Inc.	Neenah Paper, Inc.
AEP Industries Inc.	Myers Industries Inc.

The peer group companies listed above were chosen because they operate in industries similar to those in which Tredegar operates, and, at the time they were selected, had similar annual revenues and profitability (collectively referred to as the peer group).

In determining the compensation of our Chief Executive Officer and approving the compensation structure for our other executive officers, the Committee considers Tredegar’s performance, individual executive performance, recommendations from the Chief Executive Officer (for all positions other than the Chief Executive Officer position), and peer group and published compensation survey data.  The Committee also reviews tally sheets prepared by management showing all elements of compensation and total compensation payable to each NEO.  The use of tally sheets is intended to ensure that the Committee has a total compensation perspective when making decisions regarding specific elements of the compensation program and allows for internal equity comparisons among the NEOs.  Both the external market pay data and the internal pay history help guide the Committee’s decision making, but no precise formulas or percentiles are applied to all of the NEOs in all situations.

Elements of Our Executive Officer Compensation Program

The Committee believes that the various elements of our compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to Tredegar’s financial goals and creation of shareholder value, without encouraging executives to take unnecessary and excessive risks.  The core elements of the compensation program for our executive officers are described below:

Element	Description	Objective
Base Salary	Fixed cash compensation	Reflects competitive market compensation, individual performance, experience and level of responsibility
Bonus	Special discretionary cash bonus	In unusual operating and/or market conditions or circumstances, rewards individual performance that is beyond annual objectives
Annual Incentives	Short-term variable compensation via an annual cash incentive plan (for 2014, the 2014 Cash Incentive Plan)	Rewards achievement of financial performance goals and individual performance objectives
Long-Term Incentives	Long-term variable compensation via the Amended and Restated 2004 Equity Incentive Plan (the 2004 Plan), in the form of:
	• Performance Units • Restricted Stock • Stock Options	Rewards achievement of long-term performance goals and shareholder value creation; promotes retention of executive officers
Defined Contribution Plans	401(k) Plan and Savings Plan Benefit Restoration Plan	Provides competitive benefits and savings opportunities for retirement
Defined Benefit Plans(1)	Retirement Income Plan (the Pension Plan)	Provides retirement security

(1)	Effective January 1, 2007, we closed the Pension Plan to new employees and froze the pay for active employees used to compute benefits as of December 31, 2007. Effective February 28, 2014, service accrual for all participants in the Pension Plan (other than participants who are part of a collective bargaining agreement) was frozen. Ms. Taylor is the only NEO who participates in the Pension Plan.

2014 Compensation Decisions

Base Salaries

General.  We seek to provide our executive officers with base salaries that are targeted within competitive market levels and that reflect the executive’s skills and abilities, experience, responsibilities, internal equity, performance and potential.  The Committee believes setting base salaries at this level allows us to attract, motivate and retain highly qualified executive officers while maintaining an appropriate cost structure.

2014 Base Salary Determinations.  For 2014, the management team proposed and the Committee agreed that our NEOs, other than Ms. Taylor, our CEO, would receive no salary increase.  At the request of Ms. Taylor, the Committee approved, effective as of January 1, 2014 and continuing through December 31, 2014, a 10% decrease in Ms. Taylor’s annual base salary.  Ms. Taylor requested the base salary decrease to support our 2014 cost reduction initiatives.  On January 1, 2015, Ms. Taylor’s annual base salary returned to $733,278, which was her 2013 base salary level.

The base salary for each NEO in 2014 was as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary	% Increase/ Decrease
Nancy M. Taylor	$733,278	659,950	(10.0)%
Kevin A. O’Leary	$350,320	$350,320	0.0%
Mary Jane Hellyar	$372,300	$372,300	0.0%
A. Brent King	$324,139	$324,139	0.0%

Annual Incentives

General.  Annual cash incentive opportunities serve to link executive rewards to our financial performance and the achievement of individual objectives.  Each year, we establish business plans for the forthcoming year that include financial, strategic and other goals for each of our operating businesses, including Film Products, Bonnell Aluminum and Tredegar in general.  These business plans are reviewed by our Board.  Annual incentive goals for our executive officers are set based on the approved business plans.

2014 Cash Incentive Plan.  For 2014, each NEO had the following award opportunity as a percentage of 2014 base salary under the 2014 Cash Incentive Plan:

Named Executive Officer	Threshold Bonus %	Target Bonus %	Maximum Bonus %
Nancy M. Taylor	45%	90%	180%
Kevin A. O’Leary	30%	60%	120%
Mary Jane Hellyar	30%	60%	120%
A. Brent King	25%	50%	100%

To ensure that the annual incentive awards establish a direct link between the interests of our executive officers and our shareholders, the Committee assesses our performance against certain financial measures to establish the size of the incentive pool to be used for payment of annual incentive awards for the current year.  For 2014, two key financial measures of the operating performance of our businesses were used to determine the amount, if any, of the annual incentive pool:  EBIT and WC%S.  Consistent with our executive compensation philosophy that compensation be tied to our performance, the financial performance threshold for EBIT or WC%S must be achieved before any incentives can be earned.  The Committee believes that these financial performance measures are effective and appropriate at Tredegar because they reflect both income statement performance and capital discipline.  The following table sets forth the weightings applied to these categories in 2014 for each NEO:

	2014 Cash Incentive Plan Weightings
Named Executive Officer	Consolidated EBIT	Consolidated WC%S	Division EBIT	Division WC%S
Nancy M. Taylor	70%	30%	0%	0%
Kevin A. O’Leary	70%	30%	0%	0%
Mary Jane Hellyar	0%	0%	70%	30%
A. Brent King	70%	30%	0%	0%

For each of the NEOs, other than Ms. Hellyar, WC%S and EBIT were measured based on our consolidated results; for Ms. Hellyar, WC%S and EBIT were measured based on the performance of Film Products, which Ms. Hellyar leads.  The Committee believes that measuring WC%S and EBIT of Film Products for Ms. Hellyar and on a consolidated basis for the other NEOs appropriately aligns incentive opportunities with each NEO’s scope of responsibility and accountability.

When setting the financial performance goals for the 2014 Cash Incentive Plan, the Committee reviewed and approved the following performance targets for the 2014 Cash Incentive Plan as they apply to NEOs:

	2014 Targets ($ in Thousands)
	Threshold	Target	Maximum
Film Products
WC%S	16.5%	15.9%	15.0%
EBIT	$71,000	$72,000	$78,000
Bonnell Aluminum
WC%S	8.9%	8.6%	8.0%
EBIT	$20,000	$23,500	$27,000
Consolidated Corporate
WC%S	13.8%	13.3%	12.5%
EBIT	$75,000	$80,000	$90,000

For purposes of the 2014 Cash Incentive Plan, the following definitions applied to the financial performance measures:

•	WC%S is used as a measure of the cash performance of our Film Products and Bonnell Aluminum operating businesses. For the purpose of determining WC%S, the following accounting definitions are used:

o	working capital includes receivables, inventories and accounts payable;

o	sales are net sales (sales less freight); and

o	WC%S is calculated by dividing the 12-month average working capital by annual net sales.

The accounting principles used in determining WC%S are applied on a consistent basis with the immediate prior year, with exceptions approved by the Committee.

•	EBIT excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, and other items that may be recognized or accrued under GAAP. The accounting principles used to determine EBIT are applied on a consistent basis with the immediate prior year with exceptions approved by the Committee. For the purposes of EBIT-based incentive award calculations for 2014, EBIT excluded the following:

o	discretionary bonuses, since amounts are unpredictable, uncontrollable at the management level, and possibly significant;

o	income or expense relating to restricted stock, performance-based stock or stock unit awards since amounts are dependent on future periods and are therefore subject to significant volatility;

o	EBIT, as defined above, from any company or entity acquired in the current year (no companies or entities were acquired in 2014); and

o	certain one-time unusual expenses unrelated to the operating businesses or entities.

In addition to these financial performance goals, the Committee included individual performance goals in determining the Chief Executive Officer’s incentive payment under the 2014 Cash Incentive Plan.  Individual performance categories for our Chief Executive Officer included:  (1) company financial results, including WC%S and EBIT, (2) improving operational excellence, including safety and cost savings metrics, (3) developing, implementing and executing strategies at both corporate and operating business levels, (4) management development and (5) investor relations objectives.  With respect to the other executive officers, individual performance metrics were drawn from the following categories:  budgets, compliance objectives, risk management objectives, operating profit, cost reductions, development of strategic plans, process improvement, and organizational effectiveness.  Specific measurements are assigned to each individual performance objective early in the year for which the performance will be measured and results are determined based on the assessment of the degree of accomplishment of each objective.  The Committee does not apply a precise formula in linking individual results to incentive payment amounts, but rather uses these accomplishments, or lack of accomplishments, to determine the incentive amount applicable to the individual component of the formula, up to 100% of the weighting for the individual component.

For 2014, actual financial results were as follows:

	2014 Actual Results
	WC%S	EBIT(1) (in thousands)
Film Products	16.2%	$57,800
Bonnell Aluminum	6.6%	$24,600
Consolidated Corporate	12.6%	$69,700

(1)  See exclusions to EBIT noted above.

These financial results resulted in payouts to our NEOs as follows:

Named Executive Officer	Actual Payout under 2014 Cash Incentive Plan	% of Base 2014 Salary
Nancy M. Taylor	$167,050	25%
Kevin A. O’Leary	$59,117	17%
Mary Jane Hellyar	$25,131	7%
A. Brent King	$45,582	14%

The financial results of Corporate were between threshold and target levels under the 2014 Cash Incentive Plan.  The initial payouts to Messrs. O’Leary and King were determined by straight line interpolation between their threshold and target annual incentive opportunities.  However, because Film Products’ Flexible Packaging films underperformed expectations, the Committee reduced by 50% the initial amounts in determining the actual payouts for Messrs. O’Leary and King.

The financial results of Film Products were between threshold and target levels under the 2014 Cash Incentive Plan and led to an initial payout to Ms. Hellyar in an amount based on a straight line interpolation between her threshold and target annual incentive opportunity.  However, because Film Products’ Flexible Packaging films underperformed expectations, the Committee reduced by 50% the initial amount in determining the actual payout for Ms. Hellyar.

The amount paid to Ms. Taylor was determined based on the incentive formula for financial performance in the 2014 Cash Incentive Plan and the Committee’s assessment of Ms. Taylor’s performance relative to her goals and objectives.  This amount included a reduction by 50% of the amount calculated pursuant to the financial performance measures because Film Products’ Flexible Packaging films underperformed expectations.

The amounts paid to our NEOs, other than Ms. Taylor, were determined based on the incentive formula for financial performance in the 2014 Cash Incentive Plan and the Chief Executive Officer’s assessment of the NEO’s performance relative to his or her goals and objectives.  The Committee received and confirmed Tredegar’s performance results before approving the payouts under the 2014 Cash Incentive Plan.

Long-Term Incentives

Long-term incentives, primarily equity-based awards, are an important element of our compensation program.  The 2004 Plan allows for the granting of stock options, restricted stock, stock appreciation rights and other equity awards based on Tredegar common stock, as well as performance-based long-term incentive cash awards.  We believe long-term incentives, such as those permitted by the 2004 Plan, promote our success by focusing employee efforts on achieving those performance goals that lead to long-term growth of shareholder value.

In consultation with Pearl Meyer, the Committee reviewed and considered various forms and methods of providing long-term incentive compensation opportunities to our executive officers.  After considering factors such as pay and performance alignment, shareholder alignment, retention goals, accounting cost, share usage, shareholder dilution, the ratio of short-term and long-term compensation, tax implications, peer group practices, and market trends, the Committee approved for 2014 the use of (1) Performance Units, which are an unfunded promise to deliver shares of common stock in the future upon achievement of both performance and service conditions, (2) service-based restricted stock and (3) stock options under our 2004 Plan.  Service-based restricted stock is intended to further balance the performance and retention objectives of our long-term incentive program and to create additional stock ownership opportunities for executives to further align their interests with shareholders.

The Committee determined that the annual equity grant mix for 2014 for our NEOs would be as follows:  33 1/3% of the annual equity grant value in the form of Performance Units; 33 1/3% of the annual equity grant value in the form of service-based restricted stock; and 33 1/3% of the annual equity grant value in the form of stock options.  The Performance Units can be earned at either the threshold (50%) or target (100%) level; however, if the EPA in calendar year 2016 is greater than the threshold but less than the target, the number of Performance Units earned in excess of the threshold award will be determined by a straight line interpolation of EPA performance between threshold and target.

The specific number of Performance Units, restricted shares and stock options is generally based on converting a competitive annual equity grant value into an appropriate number of shares for each form of equity being awarded.  For conversion purposes, Performance Units granted in 2014 were valued at the ten-day average stock price ending on March 27, 2014, restricted stock was valued using the stock price at the time the conversion was performed, and stock options were valued using the Black-Scholes Option Pricing Model.  For 2014, the Performance Units were valued at a discount of $0.84 lower than the ten-day average stock price.  However, grant levels may then be adjusted up or down based on a variety of factors, including but not limited to, our performance, the executive’s performance, internal equity, the resulting annual grant rate and share availability under the 2004 Plan.

The Committee administers the 2004 Plan.  Our practice is to grant annual equity-based awards at the Committee’s February or March meeting.  Awards granted at the February or March meeting generally become effective on the third business day following the release of our fourth quarter earnings for the preceding fiscal year.

2014 long-term incentive grants were substantially similar to those granted in 2013.

2014 Performance Units.  Based upon the considerations described above, in 2014 the Committee approved the following Performance Unit grants to each NEO identified below:

Named Executive Officer	Performance Measure	Grant Date	Award	Fair Value as of Grant Date(1)
Nancy M. Taylor	2016 Consolidated EPA from Ongoing Operations	3/28/2014	19,344	$209,399
Kevin A. O’Leary	2016 Consolidated EPA from Ongoing Operations	3/28/2014	6,171	$66,801
Mary Jane Hellyar	2016 Consolidated EPA from Ongoing Operations	3/28/2014	6,005	$65,004
A. Brent King	2016 Consolidated EPA from Ongoing Operations	3/28/2014	5,240	$56,723

(1)	Under ASC Topic 718, it was assumed that 50% of the Performance Units granted will vest based upon information available on the date of grant. Performance Units usually vest over a three-year period only if Tredegar meets certain operating thresholds over the vesting period.

Each of the NEOs identified above received a grant of Performance Units tied to 2016 consolidated EPA from ongoing operations goals.  If the performance criteria for the 2016 consolidated EPA from ongoing operations goals are satisfied, the Performance Units earned will vest and be settled in shares of Tredegar common stock on March 15, 2017.  The Committee believes that this design effectively balances the performance and retention objectives of the long-term incentive program.

EPA is a metric used by Tredegar to measure long-term performance of our ongoing operations.  EPA excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, and other items that may be recognized or accrued under GAAP.   The accounting principles used to determine EPA are applied on a consistent basis with the immediate prior year with exceptions approved by the Committee.  For the purposes of Performance Units granted in 2014 by the Committee, EPA also excluded the following items:

•	discretionary bonuses, since amounts are unpredictable, uncontrollable at the management level, and possibly significant;

•	income or expense relating to restricted stock, performance-based stock or stock unit awards since amounts are dependent on future periods and are therefore subject to significant volatility; and

•	certain unusual expenses not related to the operating businesses.

2012 Performance Units Tied to 2014 Performance.  In 2012, the Committee awarded Performance Units tied to our 2014 consolidated EPA.  For the 2012 Performance Unit awards tied to 2014 EPA performance, no Performance Units could be earned unless our consolidated EPA was at least ($22.3) million for calendar year 2014.  As the threshold target for the Performance Units was not met, no Performance Units based on our 2014 consolidated EPA were earned.

Restricted Stock.  During 2014, the Committee also approved the following service-based restricted stock grants to each NEO identified below:

Named Executive Officer	Grant Date	Award	Grant Date Fair Value of Award
Nancy M. Taylor	3/28/2014	18,660	$419,663
Kevin A. O’Leary	3/28/2014	6,029	$135,592
Mary Jane Hellyar	3/28/2014	5,908	$132,871
A. Brent King	3/28/2014	5,118	$115,104

The shares of restricted stock vest three years from the date of grant.  The shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) must be retained by the NEO until the earlier of (i) the sixth anniversary of the date of grant, (ii) a change of control of Tredegar, (iii) the NEO’s death, or (iv) the NEO’s retirement.  Upon the issuance of the shares on the date of grant, the NEO listed above is entitled to vote the shares and will be entitled to receive, free of all restrictions, ordinary cash dividends.

Stock Options.  During 2014, the Committee also approved the following non-qualified stock option grants to each NEO identified below:

Named Executive Officer	Grant Date	Award	Grant Date Fair Value of Award
Nancy M. Taylor	3/28/2014	46,620	$429,370
Kevin A. O’Leary	3/28/2014	14,620	$134,650
Mary Jane Hellyar	3/28/2014	14,200	$130,782
A. Brent King	3/28/2014	12,380	$114,020

These stock options vest over a total of four years (25% on each of the first four anniversaries of the date of grant), provided the NEO is employed by or provides services to Tredegar on the vesting date.  The stock options have a ten-year term.

Total Compensation

Based on the Pearl Meyer study conducted in 2013, the Committee reviewed the above elements of compensation and determined that the total compensation provided to the NEOs is reasonable.  As discussed above, the Committee does not use a precise formula or target percentiles to set NEO compensation.  The Committee does consider, among other data, benchmarking information provided by Pearl Meyer to ensure each element and total compensation is reasonable.

Other Benefits for Chief Executive Officer and Executive Officers

In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and other NEOs with the same benefits package available to all of our salaried employees.  When setting and determining annual compensation, the Committee reviews and considers all elements of compensation, including the benefits listed below:

•	health and dental insurance (portion of costs);

•	basic life insurance;

•	long-term disability insurance;

•	Savings Plan and Savings Plan Benefit Restoration Plan (401(k) plan); and

•	the Pension Plan.

We do not provide executives with additional benefits or perquisites, such as:

•	company cars or vehicle allowances;

•	personal use of corporate assets; or

•	company-funded deferred compensation programs.

We do not believe that these types of benefits are currently needed to attract, motivate and retain highly qualified executive officers.

Agreements with Executive Officers

As has been our practice, we do not currently have employment agreements with any of our executive officers.

To ensure that we will have the continued dedicated service of our NEOs notwithstanding the possibility, threat or occurrence of a change in control, on February 5, 2014, we entered into an Amended and Restated Severance Agreement with each of Ms. Taylor, Ms. Hellyar and Messrs. O’Leary and King, effective February 3, 2014, as more fully described under “Revised Severance Agreements” beginning on page 51 of this proxy statement.  The 2014 Amended and Restated Severance Agreements replace the Severance Agreement that we entered into with Ms. Taylor in 2010 and the Change in Control Agreements that we entered into with Ms. Hellyar and Messrs. O’Leary and King in 2012.  The Committee believes that the terms of the severance agreements with Ms. Taylor, Ms. Hellyar and Messrs. O’Leary and King are reasonable and are consistent with evolving market norms for such agreements.

It is our belief that the Change in Control Agreements (and the 2014 Amended and Restated Severance Agreements that replaced the Change in Control Agreements) serve the best interests of Tredegar and its shareholders by ensuring that if a hostile or friendly change in control is ever under consideration, our executives are able to perform their duties and responsibilities and advise the Board about the potential transaction in the best interests of the shareholders, without being unduly influenced by the distracting uncertainty and risk associated with a change in control, such as fear of the economic consequences of losing their jobs as a result of a change in control.

Ms. Taylor, Ms. Hellyar and Messrs. O’Leary and King are the only executive officers of Tredegar who have contractual change in control agreements.  The Change in Control Agreements are described in more detail below in the section entitled “Other Potential Payments Upon Termination in Change in Control” beginning on page 49 of this proxy statement.

Corporate Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company.  “Covered employees” include the Chief Executive Officer of the company and the three other highest paid officers of the company (other than the Chief Executive Officer or the Chief Financial Officer).  The $1 million deduction limit, however, does not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan.  We consider the impact of this exclusion when developing and implementing our executive compensation programs.  We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.  Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code.  Amounts paid under any of our compensation programs, including salaries, annual incentive awards, performance awards and grants of equity awards, may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

The rules and regulations promulgated under Section 162(m) of the Internal Revenue Code are complicated and subject to change from time to time, sometimes with retroactive effect.  There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by Tredegar.  A number of requirements must be met under Section 162(m) of the Internal Revenue Code in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the 2004 Plan will be fully deductible under all circumstances.  In addition, other awards under the 2004 Plan, such as non-performance-based restricted stock awards or time-based options, generally will not qualify for the exception under Section 162(m) of the Internal Revenue Code, so that compensation paid to certain covered employees in connection with such awards may, to the extent it and other compensation subject to Section 162(m) of the Internal Revenue Code’s deductibility cap exceed $1 million in a given taxable year, not be deductible by Tredegar as a result of Section 162(m) of the Internal Revenue Code.  Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be nondeductible under Internal Revenue Code Sections 4999 and 280G.

In 2014, Ms. Taylor’s compensation exceeded the maximum deductible compensation under Section 162(m) by less than $100,000.  No other NEO received compensation in excess of $1 million.

As noted above, we attempt to operate in a manner that maintains an appropriate cost structure.  As part of our efforts, we regularly review the accounting treatment of different forms of compensation, including the forms of awards available under the 2004 Plan, to determine which forms of awards, if any, (1) serve to motivate appropriately our executive officers to enhance shareholder value and (2) enable us to operate within an appropriate cost structure.

Executive Stock Ownership Policy

Tredegar places a strong emphasis on equity ownership by executive officers and other members of senior management in order to strengthen the alignment of our executives’ interests with shareholder long-term interests.  Our Chief Executive Officer is required to acquire and maintain ownership of common stock with a value equal to five times her base salary.  Our other executive officers are required to acquire and maintain ownership of common stock with a value equal to 1.25 times their base salary.  The following types of common stock are counted toward the ownership total:  shares held outright by the executive or his or her family, in trust for the benefit of the executive, in the executive’s 401(k) plan, and restricted stock held by the executive (both vested and nonvested).  Fifty percent of the target ownership requirement must be achieved within three years of the effective date of the policy (February 10, 2011) and full compliance with the target ownership must be achieved within six years of the effective date.  If a participant is newly hired or promoted, the time periods apply from the date of hire or promotion, as the case may be.  All NEOs and other employees covered by the policy who are not in compliance with the policy must retain at least 50% of any net shares (shares remaining after shares are sold or netted to pay applicable taxes) received upon vesting of Performance Units and restricted stock awards until the NEO or other employee is in compliance with the policy.  The Committee reviews the holdings of our NEOs annually.  As of December 31, 2014, each of our NEOs met their ownership targets in accordance with the policy.

Executive Incentive-Based Compensation Recoupment Policy (Claw Back)

The Board, based on the Committee’s recommendation, approved and adopted an Executive Incentive-Based Compensation Recoupment Policy (or the Recoupment Policy), effective as of August 2, 2012 (or the Effective Date).  The purpose of the Recoupment Policy is to (i) prevent the unjust enrichment of current or former executive officers by permitting Tredegar to recover incentive-based compensation that was paid or issued or became vested as a result of financial results that were later determined to be incorrect, and (ii) mitigate the risk of manipulation of data used to determine the payment, issuance or vesting of incentive-based compensation.  The Recoupment Policy applies to all incentive-based compensation granted on or after the Effective Date to current or former executive officers of Tredegar.  The Recoupment Policy provides that if (a) Tredegar is required to prepare an accounting restatement of its consolidated financial statements due to the material noncompliance by Tredegar with any financial reporting requirement under the U.S. federal securities laws, and (b) a current or former executive officer of Tredegar received incentive-based compensation in excess of the amount of cash or the number of shares of Tredegar common stock that such executive officer would otherwise have received or that would have become vested if the restated financial statements had been used to determine whether such incentive-based compensation should have been received or vested, then Tredegar will recover from such current or former executive officer such excess amount of cash or shares that would have been paid or issued or have become vested according to the restated financial statements, net of any income or employment taxes paid by the current or former executive officer on the incentive-based compensation.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for Tredegar’s other executive officers.  In fulfilling its responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.  Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Executive Compensation Committee:

George A. Newbill, Chairman
Donald T. Cowles
William M. Gottwald
Kenneth R. Newsome
Thomas G. Snead, Jr.
Carl E. Tack, III

February 26, 2015

COMPENSATION OF EXECUTIVE OFFICERS

The individuals named below include our President and Chief Executive Officer, our Chief Financial Officer and our two other highest compensated executive officers (collectively, our named executive officers) as of December 31, 2014.  Information relating to total compensation is provided where applicable, for the fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compen- sation($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings($)		All Other Compen-sation($)		Total($)
Nancy M. Taylor	2014	659,950	-0-	629,062	429,370	167,050	175,147	(4)	38,764	(7)	2,099,343
President and	2013	729,684	-0-	916,087	525,759	412,087	-0-	(5)	53,859	(7)	2,637,476
Chief Executive Officer	2012	714,175	-0-	599,016	360,230	450,000	138,570	(6)	93,830	(7)	2,355,821
Kevin A. O'Leary	2014	350,320	-0-	202,393	134,650	59,117	-0-	(8)	14,877	(7)	761,357
Vice President, Chief	2013	346,150	-0-	278,978	159,698	136,604	-0-	(8)	21,301	(7)	942,731
Financial Officer and Treasurer	2012	329,666	-0-	152,583	94,540	139,211	-0-	(8)	28,155	(7)	744,155
Mary Jane Hellyar(9)	2014	372,300	-0-	197,875	130,782	25,130	-0-	(8)	15,038	(7)	741,125
Vice President and	2013	370,475	-0-	278,978	159,698	92,731	-0-	(8)	20,493	(7)	922,375
President, Film Products	2012	101,662	20,000	183,078	87,000	-0-	-0-	(8)	1,217	(7)	392,957
A. Brent King	2014	324,139	-0-	171,827	114,020	45,582	-0-	(8)	13,127	(7)	668,695
Vice President,	2012	321,399	-0-	233,590	133,773	114,905	-0-	(8)	19,415	(7)	823,082
General Counsel and Secretary	2011	310,898	-0-	106,509	66,830	138,795	-0-	(8)	25,944	(7)	648,976

(1)	Represents the grant date fair value computed in accordance with ASC Topic 718. Stock Awards include Performance Units and restricted stock awards. In the case of the Performance Units, the above amounts for 2012, 2013 and 2014 assume that 50% of the Performance Units granted will vest based upon information available on the date of grant. Performance Units vest only if Tredegar meets certain operating thresholds over the applicable vesting period. If it were probable at the grant date that the maximum number of shares granted related to the Performance Units would vest, the grant date fair value of the stock award for each of our named executive officers would be as follows:

Named Executive Officer	2014	2013	2012
Nancy M. Taylor	$418,798	$739,214	$437,552
Kevin A. O’Leary	133,602	225,099	115,046
Mary Jane Hellyar	130,008	225,099	81,098
A. Brent King	113,446	188,972	81,098

For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP.  For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and is incorporated by reference into this proxy statement.

(2)	Represents the grant date fair value computed in accordance with ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP. For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and is incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

(3)	Represents cash awards to the named executive officers under Tredegar’s annual cash incentive plans for 2014, 2013 and 2012.

(4)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2013 to December 31, 2014.

(5)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2012 to December 31, 2013.

(6)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2011 to December 31, 2012.

(7)	These amounts include the following:

Name	Matching Contributions under the Tredegar Corporation Retirement Savings Plan($)	Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares of Restricted Stock($)	Total($)
Nancy M. Taylor	7,042	10,832	2,697	18,193	38,764
Kevin A. O’Leary	6,933	2,554	253	5,137	14,877
Mary Jane Hellyar	7,042	3,041	64	4,891	15,038
A. Brent King	6,415	2,363	234	4,115	13,127

(8)	Mr. O’Leary, Ms. Hellyar and Mr. King are not eligible to participate in the Pension Plan.

(9)	Ms. Hellyar was hired on September 24, 2012 as Corporate Vice President and President, Film Products.

Risk Analysis of Executive Compensation Program

In 2014, the Committee asked management to undertake a risk assessment of Tredegar’s compensation programs and asked Pearl Meyer to review the assessment with regard to our executive compensation program.  The assessment confirmed that our compensation programs do not incentivize our employees to take risks that are reasonably likely to have a material adverse effect on Tredegar.  The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to Tredegar’s overall business strategy.  In its discussions, the Committee considered the attributes of our programs, including:

•	the balance between annual and longer-term performance opportunities;

•	target executive compensation that is aligned with a well-defined industry peer group;

•	short-term and long-term compensation programs based on financial metrics that measure both income statement performance and capital discipline;

•	placement of a significant portion of our executive compensation “at risk” and dependent upon achieving specific corporate and individual performance goals;

•	stock ownership requirements that align executives’ interests with those of our shareholders;

•	the absence of employment contracts with our executives;

•	long-term incentive equity awards and grants comprised of multiple forms (Performance Units, restricted stock and stock options) vesting over multiple years;

•	the use of rolling three-year Performance Units to lengthen the overall measurement period;

•	having an incentive compensation recoupment (claw back) policy to authorize the potential recovery or adjustment of cash incentive payments and long-term equity payments paid to NEOs and other recipients under certain circumstances; and

•	having each executive’s short-term incentive opportunity capped at two times his or her target bonus.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Nancy M. Taylor		296,978	593,955	1,187,910
	3/28/2014				19,344				209,399
	3/28/2014					18,660			419,663
	3/28/2014						46,620	22.49	429,370
Kevin A. O'Leary		105,096	210,192	420,384
	3/28/2014				6,171				66,801
	3/28/2014					6,029			135,592
	3/28/2014						14,620	22.49	134,650
Mary Jane Hellyar		111,690	223,380	446,760
	3/28/2014				6,005				65,004
	3/28/2014					5,908			132,871
	3/28/2014						14,200	22.49	130,782
A. Brent King		81,035	162,070	324,139
	3/28/2014				5,240				56,723
	3/28/2014					5,118			115,104
	3/28/2014						12,380	22.49	114,020

(1)	Represents the annual incentive opportunities under the 2014 Cash Incentive Plan. The actual amount paid to each named executive officer under the 2014 Cash Incentive Plan is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” beginning on page 41 of this proxy statement.

(2)	Represents Performance Units granted in 2014. Under ASC Topic 718, it was assumed that 50% of the Performance Units granted will vest based upon the information available at the date of grant. See “Compensation Discussion and Analysis – Long-Term Incentives – 2014 Performance Units” beginning on page 36 of this proxy statement for additional information, including the vesting criteria associated with the Performance Units.

(3)	Represents restricted stock awards granted in 2014.

(4)	Represents options granted in 2014 to each named executive officer under the 2004 Plan.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information regarding the number and value of stock option awards and stock awards for the named executive officers outstanding as of the fiscal year ended December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable		($)		(#	)	($)	(#	)	($)
Nancy M. Taylor	30,000	0		15.80	2/21/2015	19,600	(5)	440,804	23,200	(8)	521,768
	37,500	0		18.12	2/18/2016	22,000	(6)	494,780	26,600	(9)	598,234
	100,000	0		17.13	2/18/2017	18,660	(7)	419,663	19,344	(10)	435,047
	73,900	0		19.84	2/15/2018
	22,100	22,100	(2)	19.40	3/6/2022
	12,675	38,025	(3)	24.84	2/21/2023
	0	46,620	(4)	22.49	3/28/2024
Kevin A. O'Leary	6,000	0		14.06	11/17/2015	4,900	(5)	110,201	6,100	(8)	137,189
	7,000	0		18.12	2/18/2016	6,700	(6)	150,683	8,100	(9)	182,169
	20,000	0		17.13	2/18/2017	6,029	(7)	135,592	6,171	(10)	138,786
	14,800	0		19.84	2/15/2018
	5,800	5,800	(2)	19.40	3/6/2022
	3,850	11,550	(3)	24.84	2/21/2023
	0	14,620	(4)	22.49	3/28/2024
Mary Jane Hellyar	5,800	5,800	(2)	18.51	9/24/2022	4,900	(5)	110,201	6,100	(8)	137,189
	3,850	11,550	(3)	24.84	2/21/2023	6,700	(6)	150,683	8,100	(9)	182,169
	0	14,200	(4)	22.49	3/28/2014	5,908	(7)	132,871	6,005	(10)	135,052
A. Brent King	20,000	0		14.06	11/17/2015	3,400	(5)	76,466	4,300	(8)	96,707
	20,000	0		17.13	2/18/2017	5,600	(6)	125,944	6,800	(9)	152,932
	14,800	0		19.84	2/15/2018	5,118	(7)	115,104	5,240	(10)	117,848
	4,100	4,100	(2)	19.40	3/6/2022
	3,225	9,675	(3)	24.84	2/21/2023
	0	12,380	(4)	22.49	3/28/2024

(1)	In accordance with the stock option plans under which the shares indicated in the table were granted, the per share exercise price for the stock options was not less than the fair market value of the shares of Tredegar common stock on the date of the grant of the option, as determined by the closing price as reported on the NYSE on that date.

(2)	The stock options become exercisable in equal installments of 25% of the number of shares granted on each of the first four anniversaries of grant (March 6, 2012).

(3)	The stock options become exercisable in equal installments of 25% of the number of shares granted on each of the first four anniversaries of grant (February 21, 2013).

(4)	The stock options become exercisable in equal installments of 25% of the number of shares granted on each of the first four anniversaries of grant (March 28, 2014).

(5)	The shares of restricted Tredegar common stock vested on March 6, 2015.

(6)	The shares of restricted Tredegar common stock will vest on February 21, 2016.

(7)	The shares of restricted Tredegar common stock will vest on March 28, 2017.

(8)	These Performance Units were tied to 2014 consolidated EPA from manufacturing operations goals; the performance criteria for 2014 were not satisfied; therefore, the Performance Units were not earned.

(9)	These Performance Units are tied to 2015 consolidated EPA from manufacturing operations goals; if the performance criteria for 2015 are satisfied, the shares will be earned by the named executive officer and will vest on March 15, 2016.

(10)	These Performance Units are tied to 2016 consolidated EPA from manufacturing operations goals; if the performance criteria for 2016 are satisfied, the shares will be earned by the named executive officer and will vest on March 15, 2017.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and vesting of stock (including restricted stock, Performance Units or other similar instruments) for the named executive officers during the fiscal year ended December 31, 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Nancy M. Taylor	-0-	-0-	15,800	378,094
Kevin A. O’Leary	-0-	-0-	3,200	76,576
Mary Jane Hellyar	-0-	-0-	-0-	-0-
A. Brent King	-0-	-0-	3,200	76,576

Pension Benefits

The following table presents information as of December 31, 2014 concerning each of our defined benefit plans that provide for payments or other benefits to the named executive officers at, following or in connection with retirement.  Ms. Hellyar and Messrs. O’Leary and King are not eligible to participate in the Pension Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)
		(#)	($)
Nancy M. Taylor	Pension Plan	22	803,436

(1)	For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we have used the following assumptions:

	12/31/2012	12/31/2013	12/31/2014
Discount Rate	4.21% (Pension Plan) 3.80% (Restoration Plan)	4.99% (Pension Plan) 4.59% (Restoration Plan)	4.17% (Pension Plan) 3.95% (Restoration Plan)
Mortality Table	RP-2000 Combined Healthy Mortality Table, projected with Scale AA
Retirement Age	Age 60, or current age, if older
Preretirement Decrements	None
Payment Option	Single life annuity with five years of benefits guaranteed

Pension Plan

The Tredegar Corporation Retirement Income Plan (or the Pension Plan) is a defined benefit pension plan applicable generally to salaried, full-time employees who are not covered by a collective bargaining agreement.  Of the named executive officers, only Ms. Taylor participates in the Pension Plan.

The Pension Plan assumes a normal retirement age of 65 and does not impose a vested service requirement as a condition to paying benefits to a participant who retires upon reaching that age.  In most other cases involving a separation of service from Tredegar before age 65, a participant must have accrued at least five years of pension vesting service, as defined in the Pension Plan, in order to be entitled to receive any benefits under the Pension Plan.  The Pension Plan, however, allows participants who reach the age of 55 and have accrued at least ten years of pension vesting service to elect early retirement.  As of December 31, 2014, our named executive officers had accrued the following number of pension vesting service years under the Pension Plan for their service through December 31, 2014:

Name	Vesting Years
Nancy M. Taylor	23

A participant who retires at age 65 or later, with certain exceptions, is entitled to a monthly benefit paid as a single life annuity with five years of guaranteed payments.  The monthly payment equals 1/12th of the sum of:

•	1.1% of his or her final average pay (which is calculated and frozen as of December 31, 2007 and determined by averaging the participant’s base salary plus 50% of incentive bonuses for his or her three consecutive highest paid years in the ten-year period preceding January 1, 2008) multiplied by the number of years of pension benefit service he or she has accrued; and

•	0.4% of his or her final average pay in excess of the participant’s 2007 social security covered compensation, multiplied by his or her years of pension benefit service.

For a participant who retires prior to age 65, the amount of his or her retirement benefit is reduced by 7/12 of 1% for each calendar month, up to a maximum of 60 months, if the benefit is started prior to age 60.

Unless he or she elects otherwise, a participant in the Pension Plan who is married as of the date he or she is eligible to begin receiving payments under the Pension Plan will receive his or her payments as a qualified joint and survivor annuity, which is the actuarial equivalent of the single life annuity with five years guaranteed.  This form of annuity provides a reduced monthly retirement benefit payable to the participant for life followed by monthly payments to his or her spouse in an amount equal to 50% of the amount the participant received during life.  Under the contingent annuity option of the Pension Plan, an unmarried participant may also elect to receive reduced monthly payments for life followed by monthly payments to a named contingent annuity in an amount equal to 100%, 75% or 50% of the amount payable to the participant during his or her lifetime.

In accordance with the provision in the Pension Plan allowing us to amend, modify or terminate it at any time, effective January 1, 2007, we closed the Pension Plan to new participants and froze the pay and covered compensation used to compute benefits for existing participants as of December 31, 2007.  Effective February 28, 2014, service accrual for all participants in the Pension Plan (other than participants who are part of a collective bargaining agreement) was frozen.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation (or the SPBR Plan), which is a defined contribution plan that provides for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Nancy M. Taylor	13,529	(51,113)	-0-	202,101
Kevin A. O’Leary	2,807	(4,635)	-0-	21,144
Mary Jane Hellyar	3,105	(840)	-0-	8,294
A. Brent King	2,598	(4,290)	-0-	19,568

(1)	These amounts represent the sum of the amounts included in Note (7) to the Summary Compensation Table on page 42 of this proxy statement under the columns “Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan” and “Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan.”

(2)	These amounts include the following amounts that were previously reported as compensation in the Summary Compensation Table of our 2015 proxy statement:

Name	Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Total($)
Nancy M. Taylor	10,832	2,697	13,529
Kevin A. O’Leary	2.554	253	2,807
Mary Jane Hellyar	3,041	64	3,105
A. Brent King	2,363	234	2,597

Because of Internal Revenue Code limitations on the matching contributions we are entitled to make on behalf of highly-compensated employees to Tredegar’s Savings Plan, we adopted the SPBR Plan under which we credit the matching contribution we would have been able to make to the Savings Plan, but for the Internal Revenue Code limitations, to an account representing the employee’s interest in the SPBR Plan for each payroll period.  Every employee who qualifies as highly-compensated becomes a member of the SPBR Plan as of the date his or her contributions to the Savings Plan are limited by IRS regulations.

Our contributions to the SPBR Plan are converted to phantom shares of Tredegar common stock based on the fair market value at the end of the month in which the contributions are credited.  Contributions to the SPBR Plan either match those that could not be made to the Savings Plan because of Internal Revenue Code limitations or are dividends on shares of stock already credited to the participant.

The value of an account at any given time is based upon the fair market value of Tredegar common stock.  The fair market value of Tredegar common stock was $22.49 on December 31, 2014.  We reserve the right to terminate or amend the SPBR Plan at any time.

A participant in the SPBR Plan becomes 100% vested in his or her benefit under the Plan if he or she works at least one hour on or after January 1, 2008.

If a participant retires at age 65, dies or separates from employment due to death or a disability, he or she receives a distribution of the total value of his or her benefit under the SPBR Plan on the last day of the month following separation of employment, subject to Internal Revenue Code Section 409A.

Other Potential Payments Upon Termination or a Change in Control

Equity Incentive Plans

Grants under the Amended and Restated 2004 Equity Incentive Plan.  Under the 2004 Plan, Performance Units, shares of restricted Tredegar common stock and stock options granted vest immediately upon the named executive officer’s death, termination of employment due to disability, a change of control of Tredegar, or retirement (except in the case of the Performance Units and provided that the named executive officer has reached 65 years of age).

The 2004 Plan generally provides that a change in control occurs if (1) a person (or a group of persons) becomes the owner of 50% or more of our voting securities, (2) there is a substantial change in the composition of our Board, (3) there is a business combination in which our shareholders own 80% or less of the surviving entity or (4) our shareholders approve a liquidation or dissolution of Tredegar or the sale of all or substantially all of Tredegar’s assets.

The table included below assumes a change in control occurred on December 31, 2014 and provides the value that each named executive officer could have realized from the equity awards he or she held as of December 31, 2014, based on the closing price of shares of Tredegar common stock on the NYSE on December 31, 2014, which was $22.49.

Name	Equity Awards (#)	Exercise Price ($/Sh)	Value upon Change of Control ($)
Nancy M. Taylor	30,000	15.80	200,700
	37,500	18.12	163,875
	100,000	17.13	536,000
	73,900	19.84	195,835
	44,200	19.40	136,578
	19,600	-	440,804
	23,200	-	521,768
	50,700	24.84	-
	22,000	-	494,780
	26,600	-	598,234
	46,620	22.49	-
	18,660	-	419,663
	19,344	-	435,047
			4,143,284
Kevin A. O'Leary	6,000	14.06	50,580
	7,000	18.12	30,590
	20,000	17.13	107,200
	14,800	19.84	39,220
	11,600	19.40	35,844
	4,900	-	110,201
	6,100	-	137,189
	15,400	24.84	-
	6,700	-	150,683
	8,100	-	182,169
	14,620	22.49	-
	6,029	-	135,592
	6,171	-	138,786
			1,118,054
Mary Jane Hellyar	11,600	18.51	46,168
	4,900	-	110,201
	6,100	-	137,189
	15,400	24.84	-
	6,700	-	150,683
	8,100	-	182,169
	14,200	22.49	-
	5,908	-	132,871
	6,005	-	135,052
			894,333
A. Brent King	20,000	14.06	168,600
	20,000	17.13	107,200
	14,800	19.84	39,220
	8,200	19.40	25,338
	3,400	-	76,466
	4,300	-	96,707
	12,900	24.84	-
	5,600	-	125,944
	6,800	-	152,932
	12,380	22.49	-
	5,118	-	115,104
	5,240	-
			907,511

Revised Severance Agreements

On February 5, 2014, we entered into an Amended and Restated Severance Agreement (the Revised Severance Agreement) with each of the NEOs, effective February 3, 2014.  The Revised Severance Agreements supersede and replace the 2010 Severance Agreement with Ms. Taylor and the Change in Control Agreements with each of Ms. Hellyar and Messrs. O’Leary and King.

The Revised Severance Agreements provide that the executive will be entitled to a severance payment from us if, during the term of the applicable Revised Severance Agreement, the executive is terminated without cause (as defined in the Revised Severance Agreements), or the executive resigns with good reason (as defined in the Revised Severance Agreements).

If the executive is terminated without cause or resigns with good reason during the 90-day period preceding a change in control (as defined in the Revised Severance Agreements) or after a change in control and before the second anniversary of the control change date (as defined in the Revised Severance Agreements), the amount of severance pay due to the executive is equal to (i) two times the sum of the executive’s base salary (as defined in the Revised Severance Agreements) plus the executive’s target bonus (as defined in the Revised Severance Agreements), (ii) accrued and unused vacation, and (iii) the amount of any unpaid bonus earned by the executive for the prior year if the executive’s termination of employment occurs prior to the bonus payment date.

In all other circumstances in which an executive is terminated without cause or resigns with good reason, the amount of severance pay due to the executive is equal to the sum of (i) a multiple of the executive’s base salary (as described below), plus (ii) a pro rata amount of the executive’s target bonus, plus (iii) accrued and unused vacation, plus (iv) the amount of any unpaid bonus earned by the executive for the prior year if the executive’s termination of employment occurs prior to the bonus payment date.  For purposes of such determination, the multiple for Ms. Taylor is two times her base salary and the multiple for Ms. Hellyar and Messrs. O’Leary and King is one and a half times their respective base salaries.

The Revised Severance Agreements include provisions regarding outstanding equity or equity-based awards granted to the executives under our 2004 Plan.  If the executive is terminated without cause or resigns with good reason prior to a change in control, (i) outstanding option awards that become vested or exercisable solely on account of continued employment will become exercisable and will remain exercisable until the expiration date of the option, (ii) outstanding restricted stock awards and stock unit awards that become vested or earned solely on account of continued employment will be vested and earned and (iii) any awards granted to the executive that become vested, exercisable or earned based on the attainment of performance goals or objectives will remain outstanding and will vest, become exercisable or be earned only to the extent that the performance goals or objectives are achieved.

The Revised Severance Agreements further provide that in the event of a change in control, (i) outstanding options granted to the executive will become exercisable and will remain exercisable until the expiration date of the option, (ii) outstanding restricted stock awards will become vested and (iii) stock unit awards will become earned, in each case as of the date of the change in control.

In March 2015, each of the named executive officers received grants approved by the Executive Compensation Committee of performance stock units and restricted stock awards (the 2015 Long-Term Incentive Awards) under the 2004 Plan.  In addition to being subject to Tredegar’s Recoupment Policy, the 2015 Long-Term Incentive Awards generally provide for full acceleration of such awards following a change in control of Tredegar only under a “double trigger” arrangement notwithstanding the provisions of the Revised Severance Agreements.  This “double trigger” arrangement provides for accelerated vesting of the 2015 Long-Term Incentive Awards only in the event of the termination of a named executive officer without cause or the resignation of such named executive officer for good reason within two years after a change in control or during the 90-day period preceding such change in control.

In the event an executive is terminated without cause or resigns with good reason, the executive also will be entitled to reimbursement of premiums paid for continued health plan coverage under COBRA for up to 18 months of coverage.

In addition, in consideration of our agreement to pay benefits in accordance with the terms of the Revised Severance Agreements, each executive covenants that during the executive’s employment with us or an affiliate and for a period of two years following the date of the executive’s separation from service (as defined in the Revised Severance Agreements), the executive will not directly or indirectly render any services for a competitor that are substantially similar to those the executive provided to us or an affiliate, and will not solicit or attempt to solicit, in whole or in part, or do business with any customer for the purpose of providing products that are in competition with products provided by us or any affiliate at the time of the executive’s separation from service.  Each executive also covenants that during the executive’s employment with us or an affiliate and for a period of one year following the date of the executive’s separation from service, the executive will not directly or indirectly offer employment to, hire, solicit, or cause to be solicited or recruited, any employee of us or any affiliate for the purpose of having such employee terminate his or her employment with us or any affiliate.

The Revised Severance Agreements have an initial term of two years that ends on February 2, 2016; provided that on February 3, 2016 and each annual anniversary thereafter, the Revised Severance Agreements will be automatically extended, on the same terms and conditions, for successive periods of one year, unless either we or the executive provides written notice of its intention not to extend the term at least 90 days prior to the applicable renewal date.  However, if a change in control occurs during the term of the Revised Severance Agreements, the Revised Severance Agreements will be extended until the day before the second anniversary of the date of the change in control.

As of December 31, 2014, Ms. Taylor would be entitled to the following payments under the Revised Severance Agreement:

If termination or resignation with good reason occurred on December 31, 2014, within 90 days before, or before the second anniversary of, a Control Change Date(1)
Payment Based on Annual Salary and Bonus	$2,507,810
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	4,143,284
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	27,781

If termination without cause or resignation with good reason occurred on December 31, 2014(1)
Payment Based on Annual Salary and Bonus	$1,913,855
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	4,143,284
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	27,781

(1)	Each of the named executive officers is eligible under their respective severance agreement to receive a cash payment upon termination for accrued, but unused vacation time that might be owed to the named executive officer at the time of termination. Values shown in the table above do not reflect these cash payments.

(2)	The effect of accelerating any unvested restricted stock award and unvested Performance Unit awards at December 31, 2014 is based on the number of each such award multiplied by the closing price of Tredegar common stock on December 31, 2014. The effect of accelerating any unvested stock option at December 31, 2014 is based on the difference between the closing price of Tredegar common stock on December 31, 2014 and the respective option’s exercise price.

(3)	Tredegar has agreed to reimburse Ms. Taylor for the cost of such coverage until the earlier of (a) the date that Ms. Taylor or her qualified beneficiary is no longer entitled to continue coverage under COBRA or (b) the end of the eighteenth month of such coverage.

As of December 31, 2014, Ms. Hellyar would be entitled to the following payments under the Revised Severance Agreement:

If termination or resignation with good reason occurred on December 31, 2014, within 90 days before, or before the second anniversary of, a Control Change Date(1)
Payment Based on Annual Salary and Bonus	$1,154,130
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	894,333
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	10,498

If termination without cause or resignation with good reason occurred on December 31, 2014(1)
Payment Based on Annual Salary and Bonus	$763,215
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	894,333
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	10,498

(1)	Each of the named executive officers is eligible under their respective severance agreement to receive a cash payment upon termination for accrued, but unused vacation time that might be owed to the named executive officer at the time of termination. Values shown in the table above do not reflect these cash payments.

(2)	The effect of accelerating any unvested restricted stock award and unvested Performance Unit awards at December 31, 2014 is based on the number of each such award multiplied by the closing price of Tredegar common stock on December 31, 2014. The effect of accelerating any unvested stock option at December 31, 2014 is based on the difference between the closing price of Tredegar common stock on December 31, 2014 and the respective option’s exercise price.

(3)	Tredegar has agreed to reimburse Ms. Hellyar for the cost of such coverage until the earlier of (a) the date that Ms. Hellyar or her qualified beneficiary is no longer entitled to continue coverage under COBRA or (b) the end of the eighteenth month of such coverage.

As of December 31, 2014, Mr. O’Leary would be entitled to the following payments under the Revised Severance Agreement:

If termination or resignation with good reason occurred on December 31, 2014, within 90 days before, or before the second anniversary of, a Control Change Date(1)
Payment Based on Annual Salary and Bonus	$1,121,024
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	1,118,054
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	20,055

If termination without cause or resignation with good reason occurred on December 31, 2014(1)
Payment Based on Annual Salary and Bonus	$735,672
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	1,118,054
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	20,055

(1)	Each of the named executive officers is eligible under their respective severance agreement to receive a cash payment upon termination for accrued, but unused vacation time that might be owed to the named executive officer at the time of termination. Values shown in the table above do not reflect these cash payments.

(2)	The effect of accelerating any unvested restricted stock award and unvested Performance Unit awards at December 31, 2014 is based on the number of each such award multiplied by the closing price of Tredegar common stock on December 31, 2014. The effect of accelerating any unvested stock option at December 31, 2014 is based on the difference between the closing price of Tredegar common stock on December 31, 2014 and the respective option’s exercise price.

(3)	Tredegar has agreed to reimburse Mr. O’Leary for the cost of such coverage until the earlier of (a) the date that Mr. O’Leary or his qualified beneficiary is no longer entitled to continue coverage under COBRA or (b) the end of the eighteenth month of such coverage.

As of December 31, 2014, Mr. King would be entitled to the following payments under the Revised Severance Agreement:

If termination or resignation with good reason occurred on December 31, 2014, within 90 days before, or before the second anniversary of, a Control Change Date(1)
Payment Based on Annual Salary and Bonus	$972,417
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	907,511
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	27,781

If termination without cause or resignation with good reason occurred on December 31, 2014(1)
Payment Based on Annual Salary and Bonus	$648,278
Acceleration of Unvested Stock Awards, Performance Units and Stock Options(2)	907,511
Continuation of Medical, Dental and Vision Coverage under Tredegar’s Health Plans(3)	27,781

(1)	Each of the named executive officers is eligible under their respective severance agreement to receive a cash payment upon termination for accrued, but unused vacation time that might be owed to the named executive officer at the time of termination. Values shown in the table above do not reflect these cash payments.

(2)	The effect of accelerating any unvested restricted stock award and unvested Performance Unit awards at December 31, 2014 is based on the number of each such award multiplied by the closing price of Tredegar common stock on December 31, 2014. The effect of accelerating any unvested stock option at December 31, 2014 is based on the difference between the closing price of Tredegar common stock on December 31, 2014 and the respective option’s exercise price.

(3)	Tredegar has agreed to reimburse Mr. King for the cost of such coverage until the earlier of (a) the date that Mr. King or his qualified beneficiary is no longer entitled to continue coverage under COBRA or (b) the end of the eighteenth month of such coverage.

 SPBR Plan

Retirement.  In the event a named executive officer retires from Tredegar, he or she will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which his or her benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Termination.  If the named executive officer’s employment with us ends due to termination, he or she will be entitled to receive the value of his or her vested benefit in the SPBR Plan as of the last business day of the month in which he or she receives his or her vested benefit under the Savings Plan, subject to Internal Revenue Code Section 409A.

Disability. If the named executive officer separates from service due to a disability, he or she will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which his or her benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Death.  If the named executive officer dies while employed by us, his or her beneficiary will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which the named executive officer’s benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

The table included below provides information with respect to the benefits we would have had to pay to the named executive officers assuming any of the events described above had occurred on December 31, 2014.

Name	Payment on Retirement($)(1)	Payment on Termination($)(1)	Payment on Death($)(1)
Nancy M. Taylor	199,101	199,101	199,101
Kevin A. O’Leary	21,144	21,144	21,144
Mary Jane Hellyar	8,294	8,294	8,294
A. Brent King	19,568	19,568	19,568

(1)	Under the terms of the SPBR Plan, in the event that any of these events occurred on December 31, 2014, the earliest payment date would be January 31, 2015 and the amount payable would be based on the closing price of Tredegar common stock on the NYSE on January 31, 2015, the date of payment. In addition, the SPBR Plan provides that payment for a portion of the shares of Tredegar common stock held in a participant’s account would be withheld for six months and the payment would be based on the closing price of Tredegar common stock on the NYSE on the date of payment. The amounts set forth above assume that the total payment was made on December 31, 2014 based on the closing price of Tredegar common stock on the NYSE on that date, which was $22.49.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), Tredegar is providing its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid by Tredegar to our named executive officers.  This non-binding advisory vote, which is commonly referred to as a “say-on-pay” vote, provides shareholders with the opportunity to express their views on the compensation paid by us to our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation paid by us to our named executive officers as described in “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement, the accompanying compensation tables, and the related narrative disclosure.  We urge you to read this disclosure before voting on this Proposal 2.

As described in detail in our “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement, our compensation programs are designed so that our executives are incentivized to achieve specific company performance goals and personal objectives that will build shareholder value over the long term without encouraging undue or unreasonable risk taking.  The Executive Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our shareholders.

Our Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation of Tredegar’s named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure is hereby approved.”

Although this vote is advisory and is not binding, the Board and the Executive Compensation Committee, which is comprised solely of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.  Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us.  In addition, your vote will not be construed as overruling a decision by the Board or by us.

Our Board recommends that you vote “FOR,” on a non-binding advisory basis, the resolution approving the compensation of Tredegar’s named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar by monitoring the quality and integrity of the financial statements, the financial reporting processes and the systems of internal accounting and financial controls of Tredegar.  The Audit Committee operates under a written charter that has been adopted by Tredegar’s Board and is available on Tredegar’s website (www.tredegar.com) by selecting “Corporate Governance” under “Investors.”  Management is responsible for the preparation of Tredegar’s financial statements, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of Tredegar’s internal control over financial reporting.  PricewaterhouseCoopers LLP (or PwC), Tredegar’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements and Tredegar’s internal control over financial reporting.

The Audit Committee has met and held discussions with management and PwC regarding Tredegar’s audited 2014 consolidated financial statements.  Management represented to the Audit Committee that Tredegar’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, in all material respects, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.

The Audit Committee has discussed with PwC the matters required to be discussed under Public Company Accounting Oversight Board (or PCAOB) Standards, including those required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with PwC that firm’s independence from Tredegar.

In reliance upon the Audit Committee’s discussions with management and PwC, and the Audit Committee’s review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission.

Audit Committee:

Donald T. Cowles, Chairman
George C. Freeman, III
Kenneth R. Newsome
Gregory A. Pratt
R. Gregory Williams

February 26, 2015

AUDIT FEES

The following table lists fees our independent registered public accounting firm, PwC, billed to us for services rendered in fiscal years 2013 and 2014.

	2013	2014

Audit Fees	1,874,899	1,570,191
Audit-Related Fees	-0-	-0-
Tax Fees	45,444	10,492
All Other Fees	26,456	4,353
Total Fees	1,946,799	1,585,036

Audit Fees include fees PwC billed for services it performed to comply with the standards of the PCAOB, including the recurring audit of our consolidated financial statements and of our internal control over financial reporting.  This category also includes fees for audits PwC provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide and assistance with and review of documents filed with the SEC.

Tax Fees primarily include fees associated with tax compliance, tax consulting, preparation of tax returns for expatriate employees, and technical advice related to domestic and international tax matters as well as assistance with tax audits.

All Other Fees include software licensing for online accounting research and other miscellaneous consulting and training fees.

Our Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditor’s independence.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit such appointment of PwC for ratification by the shareholders at the annual meeting.  We expect representatives of PwC to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of our Audit Committee’s appointment of PwC as our independent registered public accounting firm is not required by our Bylaws or otherwise.  If our shareholders fail to ratify the appointment, our Audit Committee will take such failure into consideration in future years.  If our shareholders ratify the appointment, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Tredegar.

Our Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

DIRECTOR NOMINATING PROCESS AND SHAREHOLDER PROPOSALS

Nominating and Governance Committee Process for Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines, which require that a majority of our Board must be independent directors under the general independence standards of the NYSE listing standards and under our Governance Guidelines.  Our Nominating and Governance Committee evaluates all candidates’ qualifications to serve as members of our Board based on the skills and characteristics of individual Board members as well as the composition of our Board as a whole.  In addition, our Nominating and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of our Board’s needs.  Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criteria are necessarily applicable to all prospective nominees and directors other than having the highest standards of business and professional conduct.

While we have no formal policy on diversity, we believe our Board should exhibit diversity of backgrounds and expertise. Our Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (e.g., age, gender, skill, etc.) and experience (e.g., industry, professional, public service, etc.) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.  The Nominating and Governance Committee takes into account diversity considerations in determining Tredegar’s nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.

Director Candidate Recommendations and Nominations by Shareholders

Our Nominating and Governance Committee’s Charter provides that our Nominating and Governance Committee will consider director candidate recommendations by our shareholders.  Shareholders should submit any such recommendations to our Nominating and Governance Committee through one of the methods described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page 5 of this proxy statement.  There are no differences in the manner in which our Nominating and Governance Committee evaluates director candidates based on whether shareholders recommend the candidates.

In addition to candidate recommendations, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board so long as that shareholder complies with the requirements set forth in the applicable provisions of our amended and restated Bylaws and summarized in “Shareholders’ Proposals” below.

Our Nominating and Governance Committee did not receive any recommendations of director candidates from any shareholder or group of shareholders during 2014, nor were there any shareholder nominations of any person for election as a director.

Our Board nominated Messrs. George C. Freeman, III, William M. Gottwald and R. Gregory Williams for election as directors.  Messrs. George C. Freeman, III, William M. Gottwald and R. Gregory Williams were recommended to the Board by non-management directors.

Shareholders’ Proposals

The regulations of the SEC require any shareholder wishing to include in our proxy statement a proposal to be acted upon at the 2016 annual meeting of shareholders to ensure that the proposal is received by Tredegar at our principal office in Richmond, Virginia, no later than January 1, 2016.  We will consider written proposals received by our Corporate Secretary by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

Article I, Section 10 of our amended and restated Bylaws also requires any shareholder wishing to make a proposal to be acted on at an annual meeting to give written notice to our Corporate Secretary not later than 120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year (February 5, 2016).  The notice must contain:

•	a brief description of the business to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting,

•	the name, record address, and class and number of shares beneficially owned by the shareholder proposing such business,

•	any material interest of the shareholder or any other person in such business,

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder as of the notice date to mitigate loss, manage risk or benefit from share price changes of, or increase or decrease the voting power with respect to, Tredegar common stock,

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding between the shareholder and any other person in connection with the proposal, and

•	an agreement that the shareholder will notify Tredegar in writing of any changes to the information provided.

In addition, Article II, Section 5 of our amended and restated Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary not later than:

•	120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year, or

•	with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of a special meeting of shareholders is first given to shareholders.

Each notice shall set forth:

•	As to the shareholder giving the notice:

o	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated,

o	a representation that the shareholder is a holder of record of Tredegar common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

o	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by the shareholder,

o	a description (including the names of any counterparties) of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder as of the notice date with the intent to mitigate loss, manage risk or benefit from share price changes of, or increase or decrease the voting power with respect to, Tredegar common stock,

o	a description (including the names of any counterparties) of any agreement, arrangement or understanding between the shareholder and any other person in connection with the nomination, and

o	an agreement that the shareholder will notify Tredegar in writing of any changes to the information provided.

•	As to each person whom the shareholder proposes to nominate for election as a director:

o	the name and address of the person or persons to be nominated,

o	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules, had the nominee been nominated, or intended to be nominated, by the Board, and

o	the consent of each nominee to serve as a director if so elected.

Because the 2015 annual meeting is being held on June 4, 2015, our Corporate Secretary must receive notice of a shareholder proposal to be acted on at the 2016 annual meeting not later than the close of business on February 5, 2016.  These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement.

The amended and restated Bylaws are available on our website at www.tredegar.com and on the SEC’s website at www.sec.gov.  We will also furnish any shareholder a copy of our amended and restated Bylaws without charge upon written request to our Corporate Secretary.  See “Voting Instructions ‒ How do I communicate with the Board of Directors?” on page 5 of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the copies of the forms prescribed by Section 16(a) of the Exchange Act we received, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all of our Section 16 reporting persons complied with the filing requirements of Section 16(a) as of December 31, 2014.

BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner may request a separate copy of this proxy statement or the 2014 Annual Report on Form 10-K by contacting our Corporate Secretary in writing at 1100 Boulders Parkway, Richmond, Virginia, 23225 or by telephone at 1-804-330-1144.  Beneficial owners with the same address who receive more than one proxy statement and 2014 Annual Report on Form 10-K may request delivery of a single proxy statement and 2014 Annual Report on Form 10-K by contacting our Corporate Secretary as provided in the preceding sentence.

OTHER MATTERS

Our Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this proxy statement.  However, if any other matters are properly raised at the annual meeting or in any adjournment of the annual meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

A. Brent King
Vice President, General Counsel and Secretary

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Common Stock proxies submitted via the Internet or telephone must be received by 1:00 a.m. Central Time on June 4, 2015.
Retirement Savings Plan Participant proxies submitted via the Internet or telephone must be received by 1:00 a.m. Central Time on May 29, 2015.

Vote by Internet • Go to www.investorvote.com/TG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy/Voting Instruction Form

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR all nominees in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - George C. Freeman, III	☐	☐	☐	02 - William M. Gottwald	☐	☐	☐	03 - R. Gregory Williams	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to Approve Named Executive Officer Compensation.	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for Tredegar for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. The signor(s) hereby revokes all proxies heretofore given to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

YOUR VOTE IS IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY (i) COMPLETING, SIGNING, DATING AND RETURNING YOUR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE OR (ii) VOTING VIA THE INTERNET OR BY TELEPHONE PER THE INSTRUCTIONS ON THE REVERSE SIDE.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy/Voting Instruction Form — TREDEGAR CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on June 4, 2015

As a recordholder of the common stock of Tredegar Corporation (“Tredegar”), the undersigned hereby appoints Mary Jane Hellyar, A. Brent King and Kevin A. O’Leary, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Tredegar that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 4, 2015, and at any and all adjournments and postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any and all adjournments and postponements thereof.

IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

As a participant in the Tredegar Corporation Retirement Savings Plan (the “Plan”), a notice and proxy statement regarding the Tredegar 2015 Annual Meeting is enclosed and a copy of Tredegar’s annual report has been provided to you.  You may instruct Wilmington Trust Retirement & Institutional Services (the “Trustee”) how to vote your proportionate shares of Tredegar common stock held by the Trustee in connection with the 2015 Annual Meeting of Shareholders.  If you wish to instruct the Trustee how to vote your shares, complete, sign and date this form and send it to Computershare Investor Services in the enclosed postage-paid envelope so it is received by May 29, 2015 or vote your shares via the Internet or by telephone per the instructions on the reverse side.  If no instructions are received by the Trustee, the Trustee will vote your Retirement Savings Plan shares FOR Proposals 1, 2 and 3 as contained in the proxy statement and as shown on the reverse side.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

2015 Annual Meeting of Shareholders

To be held:
Thursday, June 4, 2015, at 8:30 a.m. Eastern Daylight Time
Willow Oaks Country Club
6228 Forest Hill Avenue
Richmond, Virginia

Control Number: [[SingleControlNumber]]

To: [[Registration]]

Your Tredegar Corporation 2014 annual report and 2015 proxy statement are now available online. You may also vote your shares for the 2015 Annual Meeting of Shareholders. To view the proxy statement and annual report please visit www.tredegar.com.

To cast your vote, please visit www.investorvote.com/TG and follow the on-screen instructions. You will be prompted to enter the Control Number provided above to access this voting site. Note that votes submitted through this site must be received by 1:00 a.m., Central Time, on June 4, 2015.
Note that if you are a shareholder through the Tredegar Corporation Retirement Savings Plan, voting instructions submitted through this site must be received by 1:00 a.m., Central Time, on May 29, 2015.

Thank you for viewing the 2015 Tredegar Corporation Annual Meeting Materials and for submitting your very important vote.

REMEMBER, YOUR VOTE IS IMPORTANT; PLEASE VOTE.

Questions?

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